Exhibit 10.1

Collective Bargaining Agreement
2/28/2010 – 12/31/2012

Collective Bargaining Agreement
01/01/2010 – 12/31/2012
COLLECTIVE BARGAINING AGREEMENT
TABLE OF CONTENTS

ARTICLE I	1
PURPOSE, SCOPE, DURATION, AND GENERAL PROVISIONS	1
1.1 Parties to the Agreement, Purpose and Scope	1
1.2 Term of Agreement	2
1.3 Scope of Agreement	2
1.4 Amendment of Agreement	2
1.5 Negotiations upon Expiration	2
1.6 Final Agreement	2
1.7 Severability and Savings	2
1.8 Subcontracting	3
1.9 Recognition	3
1.10 Successor Clause	4
1.11 Plurality	4
1.12 Notices	4
1.13 Non-Discrimination	5
1.15 New Technology	5

ARTICLE II	6
MANAGEMENT RIGHTS	6
2.1 Management Rights	6

ARTICLE III	7
UNION RIGHTS	7
3.1 Union Security	7
3.2 Dues Deduction	7
3.3 Political Action Committee Fund	7
3.4 Indemnification	7
3.5 Strikes, Lockouts & Picket Lines	7
3.6 Union Business Representative	8
3.7 Bulletin Boards and E-Mail	8
3.8 Chief Shop Steward(s)	8
3.9 Shop Stewards	8
3.10 Union Duty	9
3.11 Union Right to Discipline Members	9

ARTICLE IV	10
GRIEVANCE AND ARBITRATION PROCESS	10
4.1 Purpose	10
4.2 Complaints	10
4.3 Definitions and Presentation of Grievances	10
4.4 Arbitration	11
4.5 Counseling and Discipline	12

ARTICLE V	14
JOB AWARDS AND EMPLOYEE CLASSIFICATION	14
5.1 Work Calls	14

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Collective Bargaining Agreement
01/01/2010 — 12/31/2012

5.2 Job Notice	15
5.3 Job Award/Bid Committee	15
5.4 Lateral Transfers	16
5.5 Training Positions	16
5.6 Job Classifications	17
5.7 Classification Committee	18
5.8 Designation of Employees	18
5.9 Temporary Full Time Employees Health and Welfare	19
5.10 Job-Share	19
5.11 IBEW NECA Temp Employees	19
5.12 NECA Apprentice	20
5.13 NECA Temporary Employees in Remote Locations	21
5.14 Summer Student Employees	21
5.15 No Out-Of-State Job Transfer	22
5.16 Transfer of Work	22

ARTICLE VI	23
GENERAL WORK RULES	23
6.1 Seniority	23
6.2 Probationary Employees	23
6.3 Familiarization Period after Promotion or Lateral Move	23
6.4 Annual Performance Evaluation Program	24
6.5 Family Members	24
6.6 Sales and Service Associate Incented Positions	25
6.7 System Engineers	27
6.8 Work Out of Classification	30
6.9 No Layoff Clause	31
6.10 Layoff Procedure	32
6.11 Exit Incentive Program	33
6.12 Moving Expenses	33
6.13 Use of Company’s Time, Equipment or Material	35
6.14 Appropriate Dress and Language Code	35
6.15 Compliance with Company Work Rules	35
6.16 Statutory Permits, Certificates and Licenses	35
6.17 Drug and Alcohol Testing and Reporting	35

ARTICLE VII	37
FOREMAN	37
7.1 Foreman	37
7.2 Line Foreman	39
7.3 Project Foreman	39

ARTICLE VIII	40
SAFETY	40
8.1 Safety	40
8.2 Safety Standards	40
8.3 Safety Devices	40
8.4 Manhole Safety	40

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Collective Bargaining Agreement
01/01/2010 — 12/31/2012

8.5 Safety/Training Meetings	40
8.6 Safety Committee	41
8.7 Safety Responsibilities	41
8.8 Climbing Safety During Long Periods of Extreme Cold	41
8.9 Employee Safety Performance Targets and Measures	41

ARTICLE IX	44
WORK WEEK AND SCHEDULES	44
9.1 Workweek	44
9.2 Workday	44
9.3 Shifts and Schedules	44
9.4 Alternate Workweek and Workdays	45
9.5 Five (5) day – Ten (10) hour Workweek (5-10s)	47
9.6 Shift Differential	47
9.7 Flex-Time	47
9.8 Relief	48
9.9 Eight-Hour Break	48
9.10 Rest Periods	48
9.11 Time Changes	48
9.12 Meal Allowances	48

ARTICLE X	50
WAGE RATES AND PREMIUM PAY	50
10.1 Wage Rates	50
10.2 Overtime (OT) Pay	50
10.3 Call-Out Pay	50
10.4 Pyramiding Prohibited	50
10.5 Standby Time	50
10.6 High Time	51
10.7 Distribution of OT	51

ARTICLE XI	53
TRAVEL	53
11.1 Meals	53
11.2 Travel for Training	53
11.3 Travel to Perform Work	54

ARTICLE XII	56
HOLIDAYS AND TIME OFF	56
12.1 Company Holidays	56
12.2 Flexible Time Off (FTO) Accrual Rates	58
12.3 FTO Accrual Limits	58
12.4 Scheduling of FTO	59
12.5 Incidental Time Off Requests	60
12.6 Unscheduled Absence	60
12.7 FMLA Leaves of Absence	61
12.8 Bereavement Leave	61
12.9 Jury Duty	61

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Collective Bargaining Agreement
01/01/2010 — 12/31/2012

12.10 Military Leave	62
12.11 Cash-in of FTO	62
12.12 Supplemental Workers Compensation	62
12.13 Supplemental Sick Pay (SSP)	63
12.14 Return to Work	63

ARTICLE XIII	65
EMPLOYEE BENEFITS	65
13.1 Health & Welfare Plan	65
13.2 Survivor Income Benefits	66
13.3 Retirement	66
13.4 Apprenticeship Training	66
13.5 Alaska Electrical Money Purchase Pension Plan	66
13.6 401(k) Savings Plan	66
13.7 Movement of Monies	67
13.8 Long Term Disability Income Insurance Plan	67
13.9 Communication Services	67
13.11 IBEW Hardship and Benevolent Fund (IHBF)	68

ARTICLE XIV	70
PAYDAYS	70
14.1 Paydays	70
14.2 Wage Increase	70
14.3 Pay upon Separation	70

ARTICLE XV	71
MISCELLANEOUS	71
15.1 Tools	71
15.2 Lockers	71
15.3 Personal Vehicles	71
APPENDIX I – WAGE STRUCTURE	72
APPENDIX II – WAGE INCREASES	77
APPENDIX III – SUPPLEMENTAL SICK PAY	78
APPENDIX IV – DEFINITIONS	79

LETTER OF UNDERSTANDING – SEVERANCE FREEZE	86
LETTER OF UNDERSTANDING – ACHIEVERS OF EXCELLENCE	90
LETTER OF UNDERSTANDING – ENTERPRISE LINE OF BUSINESS	91
4. Cooperative Sharing Arrangement	92
5. Guidelines for the Multi-Location I-NMC	92
6. Training and Development of ACS Staff	94
7. Subcontracting	95
8. Implementation, Interpretation and Dispute Resolution	95

ALPHABETICAL INDEX	97

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ARTICLE I
PURPOSE, SCOPE, DURATION, AND GENERAL PROVISIONS
1.1 Parties to the Agreement, Purpose and Scope
A.	Parties. The parties (the “Parties”) to this Collective Bargaining Agreement (the “Agreement”) are Alaska Communications Systems Holdings, Inc. (the “Company”) and International Brotherhood of Electrical Workers, Local Union No. 1547 (the “Union”).

B.	The Company. The Company, through its operating subsidiaries, is a telecommunications service provider subject to the separate but concurrent jurisdiction of both the Federal government and the State of Alaska. The Company is publicly owned, and its stock is traded and valued based on its financial performance to date and on expectations for future performance. To be successful as a telecommunications provider and a stable employer, the Company must vigorously compete in the Alaskan market, fulfill its regulatory service obligations and maintain its financial strength.

C.	The Union. Local Union No. 1547 is the Alaskan affiliate of the International Brotherhood of Electrical Workers. Its mission is to ensure fairness and dignity in the workplace, a fair day’s pay for a fair day’s work, and the opportunity to continue to improve the Alaskan worker’s standard of living. The Union is the certified bargaining agent for all of the Company’s employees within the job classifications included in the designated bargaining unit (the “Bargaining Unit”).

D.	Recognition of Roles and Responsibilities. The Company recognizes and honors the Union’s rights and responsibilities as the exclusive bargaining agent for the employees it represents. The Union recognizes and honors the rights and responsibilities of management to direct the affairs of the Company. The Union further recognizes the importance of supporting the Company’s efforts to meet the challenges of doing business in a highly competitive market. The Company likewise recognizes the critical correlation between its success and a productive working relationship with the Union and the Bargaining Unit.

E.	Strategic Alignment. The Parties understand the Company’s financial strength and, consequently, its ability to provide employment to Bargaining Unit employees under terms and conditions that will fulfill the Union’s mission, require that it succeed in the competitive market. The parties further understand that the Company must invest in the represented workforce, and that the cultivation of employee skills, productivity and dedication are fundamental to the Company’s success.

F.	Purpose and Scope of the Agreement. The Agreement sets forth wages, hours, and other terms and conditions of employment for all of the Company’s employees in the Bargaining Unit. The Agreement also establishes a cooperative relationship between the Parties as stakeholders with a strong common interest in seeing both the Company and represented workforce prosper and thrive.

1.2 Term of Agreement
This Agreement shall become effective February 28, 2010, and shall remain in effect through December 31, 2012.
1.3 Scope of Agreement
This Agreement is applicable, within the State of Alaska, to all work within the scope of those job descriptions listed in the wage schedule in Appendix 1 and will be applicable to other positions or job classifications as agreed between the Union and Company.
1.4 Amendment of Agreement
This Agreement may be amended at any time by mutual consent of the parties. Such amendment shall be reduced to writing and state the effective date of the amendment.
The parties agree they will meet and confer during the term of the Agreement, on an expedited basis if requested by either party, to address pressing matters of concern involving the interpretation, application or modification of any section of this Agreement. Either party also may request the other to waive compliance with any specific provision of this Agreement. If agreement cannot be reached, the parties will enlist the assistance of an FMCS mediator.
1.5 Negotiations upon Expiration
Either party desiring to amend or modify this Agreement must notify the other in writing no later than one hundred and twenty (120) days prior to the renewal date of this Agreement. Negotiations must commence no later than ninety (90) days before the expiration date. After negotiations have commenced, this Agreement will remain in full force and effect so long as the parties continue to bargain together in good faith. Failure by both parties to give timely and proper written notice in accordance with this procedure shall result in the continuation of the Agreement for the succeeding twelve (12) month period. Posting of written notice of intent through the U.S. Mail via certified delivery within the above stipulated time frame shall be deemed to be timely, proper notice.
1.6 Final Agreement
This Agreement is intended to replace and supersede all previous Agreements, Letters of Understanding, informal agreements and negotiations. It is understood that this Agreement was reached to the mutual satisfaction of both parties and any attempt to circumvent the terms and conditions set forth shall constitute a breach of this Agreement.
1.7 Severability and Savings
In the event that any of the provisions of this Agreement shall be declared by a court of competent jurisdiction to be invalid for any cause, the invalid provision shall be deemed to be null and void and the remainder of this Agreement shall continue in full force and effect. Within thirty (30) calendar days after a provision has been declared invalid, the parties will commence negotiations with regard to such invalidated provision.

1.8 Subcontracting
It is understood that the right of contracting or subcontracting is vested in the Company, subject to the following conditions. For the purposes of this Section, both “hard dollar” contracts for work performed under subcontractor supervision and the use of contracted labor working under Company supervision are referred to as “subcontracting.”
A.	The right to subcontract shall not be used for the purpose or intention of undermining the Union, to discriminate against any of its members, or to circumvent this Agreement. Further, the Company’s right to subcontract shall not be exercised if during the term of the subcontract the consequence will be the layoff or part timing of regular employees in that geographic location performing work covered under the subcontract. However, subcontracting may be used for project work or to staff up for seasonal peaks as an alternative to temporarily increasing employee staffing.

In order to preserve work traditionally performed by employees represented by IBEW Local Union 1547, the Company shall require that subcontractors for communications maintenance, new construction or electrical work normally performed by employees represented by the IBEW, have a current collective bargaining agreement or letter of assent with the IBEW Local Union 1547. However, the parties recognize that a signatory subcontractor with the requisite skills may not always be available to perform the work. On such rare occasions, after every reasonable effort has been made without success to secure a signatory subcontractor, including reasonable advance notice to the IBEW, the employer may subcontract the work in question to any available subcontractor.

B.	Notwithstanding Section 1.8 (A), ACS may subcontract with non-union contractors for work in bush village locations for projects under $40,000, as long as such subcontracting is not inconsistent with Section 1.8 (A).

C.	When contract personnel (e.g., day laborers) and regular employees are performing comparable bargaining unit work under Company supervision at the same location, the Company will make a reasonable effort to offer the regular employees the opportunity to work the same number of overtime hours as such contract personnel. If necessary to accomplish this, the Company may equalize overtime within the relevant group of employees over a period of time, but not less frequently than on a quarterly basis.
1.9 Recognition
The Company recognizes the Union as the exclusive bargaining agent for the purpose of collective bargaining with respect to wages, hours and other terms and conditions of employment for all employees in the bargaining unit consisting of the job classifications in this Agreement.
A.	If the Company purchases or acquires the assets of an entity signatory to the IBEW, employees performing bargaining unit work for such entity shall be integrated by the parties into appropriate classifications covered by this Agreement. ACS employees who are currently unrepresented will not be affected by the integration of represented employees of such newly acquired employers.

B.	If the Company purchases or acquired the assets of an entity not signatory to the IBEW, or ACS creates an Alaskan subsidiary, or obtains controlling interest in an Alaska-based joint venture or other business, ACS agrees to extend voluntary recognition to the IBEW upon an appropriate showing of IBEW’s majority support among any group of employees employed by such entities eligible for representation. Thereafter, such employees shall be integrated by the parties into appropriate classifications covered by this Agreement. Voluntary recognition also will be granted if IBEW demonstrates majority support among any employees of ACS eligible for representation who are not currently in the bargaining unit.
C.	The term “eligible for representation” means employees lawfully entitled to union representation (1) who are presently unrepresented; or (2) who are represented by a union ACS is not contractually obligated to recognize.
1.10 Successor Clause
The Company and Union hereby agree that, in relation to all labor contracts between predecessor employers, including Century Telephone Enterprises, Inc., and Anchorage Telephone Utility, and Union, the Company is a successor employer. The Company agrees to be bound, to the full extent that predecessor employers are or would have been bound, to all the terms and conditions of this Agreement.
The Company and Union agree that the terms and conditions of this Agreement shall be binding on any and all successors and assigns of the Company, whether by sale, transfer, merger, acquisition, consolidation or otherwise. The Company shall require any purchaser, transferee, lessee, assignee, receiver or trustee of the operation covered by this Agreement to expressly accept, in writing, all terms and conditions of such Agreement. A copy of such written acceptance shall be provided to the Union at least thirty (30) days prior to the effective date of any sale, transfer, lease assignment, receivership, or bankruptcy proceeding.
1.11 Plurality
Unless the context of this Agreement clearly requires a different interpretation or construction, all references to the singular shall also include the plural and vice versa.
1.12 Notices
Notices required under the provisions of this Agreement, unless otherwise specified, shall be delivered by the Company to the Business Manager, Local Union 1547, IBEW, 3333 Denali Street, Anchorage, Alaska 99503 for service upon the Union; and to the Vice President, Human Resources, 600 Telephone Ave., MS 15, Anchorage, Alaska 99503, for service upon the Company, and the date of receipt of such notices shall be the controlling date for the purposes hereunder. Each party shall promptly inform the other of any change in the addresses set forth in this Section.

1.13 Non-Discrimination
The Company and the Union agree to comply with all State and Federal laws, rules or regulations prohibiting discrimination. It is further agreed that this non-discrimination provision relates to hiring, placement, upgrading, rates of pay or other forms of compensation, transfer, demotion, recruitment, opportunity for training, layoff, termination and all other conditions of employment.
1.14 Vendor Agents
Many opportunities exist to add sales channels for ACS including authorizing retail vendor agents to sell ACS products and services. The Union recognizes that such sales will increase work opportunities across the Company. The Company recognizes that consumer customer sales and service work is represented by the Union and covered by the terms of this Agreement.
Vendor Agents are defined as established retail entities that operate retail sales operations with their own employees and contract to sell branded products and services on behalf of the product and service owners. Examples of retail vendor agents in Alaska include but are not limited to Radio Shack, Access Wireless, and Fred Meyer. Vendor agents do not include independent contractors staffing ACS owned or leased facilities and working directly for ACS and such arrangements are not provided for with this Agreement.
In the best interest of the Company and its employees the parties agree to allow the use of vendor agents with the following conditions:
•	Vendor agent relationships are intended solely to access potential customers and to supplement sales efforts of bargaining unit employees.

•	Company bargaining unit employees will not be displaced or work diminished as a result of using vendor agents.

•	The Company will not hire individual contractors to act as vendor agents.

•	The Company will only contract with established retail businesses for vendor agent purposes unless otherwise agreed to by the Union.
1.15 New Technology
The use of new equipment, technology or procedures which replace or supersede equipment, technology or procedures currently utilized to perform bargaining unit work, shall continue to constitute bargaining work. When the Company contemplates the introduction of new equipment, technology or procedures into the workplace which may have an adverse effect on the terms or conditions of employment of bargaining unit employees, the Company shall notify the IBEW in advance and upon request, bargain for a reasonable period over the effects of such proposed new equipment, technology or procedures. Also, the Company shall provide or make available updated training to affected employees to allow them an opportunity to establish competency on such new equipment, technology and procedures.

ARTICLE II
MANAGEMENT RIGHTS
2.1 Management Rights
The Company reserves the exclusive right and responsibility to manage the business and to direct the employees who are subject to the Agreement. Accordingly, subject to the specific provisions of this Agreement, all management rights of the Company are reserved.
A.	Management reserves the right to hire qualified employees and to transfer, assign, deploy, and direct their work.

B.	The Company further reserves the right to evaluate the performance of employees to determine their qualification and fitness for continued duty or employment; the right to relieve them from duty; the right to suspend or discharge them for just cause.

C.	It is the right of the Company to determine the standards of service to be offered; maintain the efficiency of operations; determine the methods, means, and personnel by which operations are to be conducted; adopt and amend a classification plan, and to allocate and reallocate employees to positions within the operations, and adjust the size of the workforce, as may be necessary to meet the needs of business; take all reasonable actions to carry out its mission in emergencies; and exercise control and discretion over its organization and technology.

D.	Nothing in this Agreement shall be construed to limit non-bargaining unit personnel from performing Bargaining Unit work in order to meet the needs of the service under emergency circumstances or for purposes of giving training or instruction. Such work performed by non-bargaining unit personnel will not cause layoffs or part-timing of employees.

E.	It is the right of the Company to prescribe for employees in the Bargaining Unit any working rules, policies, regulations and practices that do not conflict with or violate the terms of this Agreement, subject to the Company’s obligation to bargain in good faith about matters over which it is lawfully required to bargain.

F.	The enumeration of management rights herein reserved shall not be deemed to exclude other rights or functions of management not so enumerated.

ARTICLE III
UNION RIGHTS
3.1 Union Security
All employees coming under the terms of this Agreement shall as a condition of employment make application to join the Union within thirty-one (31) calendar days following the date of employment or within thirty-one (31) calendar days following the date of signing of this Agreement, whichever is the later. A Steward will be allowed up to one (1) hour of company time to meet with all new bargaining unit members in a New Employee Orientation to process paperwork and explain the Agreement and benefit packages. They must then maintain membership in good standing for the life of this Agreement and any renewal thereof. The Company will, fourteen (14) calendar days after receipt of a written request from the Union, terminate the employment of an employee who is alleged to have failed to maintain his membership in good standing as required by the Union. The tender of initiation fees and periodic dues uniformly required as a condition retaining Union membership shall constitute good standing in the Union for the purposes of this paragraph. If the Union fails to admit such an employee to Union membership, this shall not be cause for the employee’s dismissal.
3.2 Dues Deduction
The Company will deduct dues, assessments and withholdings duly authorized by employees on forms provided by the Union. The Company will send a check for the total amount deducted, together with a list of the individuals’ names for whom the deductions were made, to the Financial Secretary as designated by the Union on or before the fifteenth (15th) day of the following month. This authority shall be revocable by the employee by notice in writing delivered by mail to the Manager of Payroll and the Financial Secretary of the Union.
3.3 Political Action Committee Fund
With voluntary authorization by an employee on a form supplied by the Union, the Company agrees to deduct seven cents ($.07) per hour from the employee’s wages to be submitted to the IBEW Local Union 1547 for its Political Action Fund.
3.4 Indemnification
The Company assumes no responsibility in connection with deduction of dues except that of forwarding monies deducted as set forth in this Article. The Union shall indemnify the Company and hold the Company harmless from any and all claims against the Company for the amounts deducted and withheld from earnings.
3.5 Strikes, Lockouts & Picket Lines
The Union acknowledges the essential nature of the services provided by its members to the public and the need to provide uninterrupted services. Accordingly, this Section is a guarantee that there shall be no strikes, slowdowns, work interruptions, or lockout of employees during the duration of this Agreement. The grievance and arbitration procedures of this Agreement provide the exclusive remedy for the resolution of disputes covered by this Agreement.
No employee shall be disciplined for refusing to cross a picket line recognized and sanctioned by the IBEW and identified as such to the Company in writing by the Union Business Manager or designated representative, unless it can be shown that the employee acted unilaterally without contacting their Steward or the Union Hall to request clarification of the status of the picket. In the event that a two-gate system exists, the second gate shall not constitute a picket line.
3.6 Union Access to Company Premises
Union officers and representatives, while acting on Union business, will be granted access to visit the Company’s premises during working hours. The Union representative will schedule visits to a department, work site, or facility with the Vice President of Human Resources, or designee. Union visits shall not interfere with the normal operations of the Company.
3.7 Bulletin Boards and E-Mail
The Company shall provide an on-line bulletin board for access by represented employees. The Chief Shop Steward will post officially signed Union notices and the Company shall maintain represented job postings on the on-line bulletin board. In shops where multiple employees share a computer a physical bulletin board will continue to be provided. The Company is only responsible for maintaining represented job postings on the on-line bulletin board. The Vice President of Human Resources, or designee, may allow the Chief Shop Steward(s) the use of e-mail for the timely dissemination of Union bulletins and information.
3.8 Chief Shop Steward(s)
There will be two Chief Shop Stewards appointed by the Union to represent all employees. These positions will be full-time assignments and will be compensated at the top craft rate of pay plus fringe benefits paid for on a scheduled work week basis.
A.	The duties of the Chief Shop Stewards shall include, but not be limited to, the resolution of employee complaints at the lowest possible level, the coordination and similar resolution of complaints and grievances from other Shop Stewards, and to serve as a liaison between employees, Shop Stewards, Union Business Representative, and the Company. The Chief Stewards shall also be the last employees laid off in their previous job classification.

B.	In addition, the duties and activities of the Chief Stewards shall include administration of the Agreement, Union orientation of new employees, and other duties mutually agreed upon by the parties.

C.	The Chief Stewards shall notify the appropriate supervisor prior to entering a work unit to conduct Union business.

D.	One-half (1/2) of the cost of the two full-time Chief Shop Stewards’ wages and fringes will be reimbursed to the Company by the Union.
3.9 Shop Stewards
The Union shall have the right to designate six (6) Stewards in Anchorage, four (4) in the Interior, three (3) for the Southwest, and two (2) for the Southeast, not counting two (2) Chief Stewards. The Union shall notify the Company in writing, as to the identity of said Stewards prior to the assumption of Steward duties.

A.	The Stewards shall report time spent performing Union business on the time reporting system.

B.	The Stewards shall be allowed to perform any normal Union duties during working hours.

C.	The Stewards shall notify the appropriate manager prior to entering a work unit to conduct Union business.

D.	The Stewards shall notify the appropriate Supervisor as to the intent and reason, the estimated time, and where the Steward can be reached before the assumption of such Union duties.

E.	The Union shall notify the Company within twenty-four (24) hours as to the appointment or any official status change of any Steward.

F.	The Company shall not discriminate against the Steward with regard to the proper performance of the Steward’s duties provided such duties are conducted in a timely manner.

G.	An appropriate Steward, Chief Shop Steward or the Business Representative shall be present during all meetings from which disciplinary action may result.
3.10 Union Duty
Upon providing management with reasonable notice, a regular employee elected or appointed to office or Union duty shall be granted a leave of absence without pay for the term of office or duty involved, not to exceed three (3) years, and shall continue to accrue bargaining unit seniority during the leave of absence. This Section does not include Chief Stewards or Stewards as they remain employees of the Company during their assignments. Such Union leave may be extended from time to time by mutual agreement. An employee who has been granted Union leave shall provide the Company at least four (4) weeks notice prior to returning to work. The Company shall cash out all compensable leave to the employee upon effective start of Union Duty.
3.11 Union Right to Discipline Members
The Union reserves the right to discipline its members for any violations of Union laws, rules, or agreements. However, the parties recognize that no General Foreman, Foreman, or Lead shall be subject to discipline by the Union for exercising the responsibility and authority for which they are held accountable by the Company as their legitimate and expected duties which, by the management nature, place them at potential odds with the bargaining unit employees under their authority.

ARTICLE IV
GRIEVANCE AND ARBITRATION PROCESS
4.1 Purpose
The purpose of this procedure is to provide a means whereby complaints and grievances may be adjusted or resolved promptly and fairly.
4.2 Complaints
An employee, either directly or through the local Steward, may verbally present a complaint to the supervisors. Employees and supervisors are encouraged to resolve disputes in this manner, provided the resolution is not inconsistent with the terms of this Agreement. The Steward shall have the right to be present at and to participate in the process. Because of the informal nature of the complaint process, resolutions shall not be considered precedent setting.
4.3 Definitions and Presentation of Grievances
“Grievances” shall mean, and be limited to, disputes or differences arising during the term of this Agreement between the Company and the Union, or employees so represented, with respect to the interpretation or application of any specific provision of this Agreement. Probationary employees shall not have the right to file a grievance for discipline or involuntary separation, nor shall the Union file a grievance on their behalf.
A.	Both parties agree to use their best efforts, including informal meetings involving supervision, Human Resources, the appropriate Steward, and the grievant, to resolve matters without resorting to the grievance procedure except that any such meetings shall not extend the time limits set forth in this Section. In the event such informal methods do not result in a resolution, the dispute must be reduced to writing. The written “Notice of Grievance” shall contain:
1)	The name(s) of the employee claiming to be aggrieved.

2)	The nature of the grievance and the circumstances out of which it arose, including the date of occurrence.

3)	The remedy or correction which is requested.

4)	The Section(s) of the Agreement relied upon or alleged to have been violated.

5)	The signature of the grievant, if applicable, and a Steward or Business Representative.

6)	In the case of class action grievances, the class may be described in general terms, so long as more than two (2) members of the class sign the grievance. The grievance need not be signed by all members of the aggrieved class.
B.	A grievance must be presented within twenty (20) calendar days, except that grievances for involuntary separation must be filed within ten (10) working days, after the employee or the Union knew or should have known of the event giving rise to the grievance. The failure to submit a grievance within such periods shall constitute a bar to further action thereon.

C.	The grievance shall be processed in accordance with the following steps:

Step 1

Within five (5) working days after the grievance is presented at Step 1, a meeting shall be held with the grievant, the Department Head of the activity, or designated representative, and the appropriate Steward, or designated representative. The Department Head shall make a reply in writing not later than five (5) working days after the meeting. If this reply is unsatisfactory, the grievance may be appealed to Step 2 provided such appeal is made within five (5) working days following the receipt of the reply.

Step 2

Within ten (10) working days after the grievance is appealed to Step 2, a meeting shall be held between the appropriate Vice President of the Company, or designated representative and the Chief Shop Steward, or designated representative. Written documentation explaining reason for disagreement along with any supporting information must be included with the grievance appeal. The Vice President shall make a reply in writing not later than five (5) working days after meeting with the Union’s representative. If this reply is unsatisfactory, the Union will provide written notice to the Vice President of Human Resources within ten (10) working days following receipt of the Step 2 reply. The Union will have up to twenty (20) working days to complete its internal review process. If after its review process is completed the Union wishes to advance the grievance further, the Union shall submit a written request to the Vice President of Human Resources for a meeting of the Grievance Review Committee (GRC). The GRC will be convened within ten (10) working days of receipt of the written request from the Union. If the grievance is not resolved by the GRC, the grievance may be appealed to arbitration provided written notice of such appeal is given to the Vice President of Human Resources within ten (10) working days following meeting of the GRC.

D.	The time limits set forth above may be extended by mutual agreement of the parties. Failure of either party to act within the time schedule set forth in this procedure without the express written agreement of the other party will be considered a default and the grievance shall be considered to be settled in favor of the non-defaulting party. Grievances settled in favor of either party as a result of such a default shall not be considered precedent setting. The mailing, e-mailing or facsimile transmission of the grievance appeal or answer shall constitute a timely appeal or response if postmarked or electronically inscribed within the appeal period. The decision to appeal a grievance filed by the employee(s) to arbitration shall be solely the determination of the Union.

E.	In the application of this Article “workdays” shall exclude Saturdays, Sundays and recognized holidays. Nothing in this Section shall be construed to prevent settlement of a grievance by mutual agreement of the parties at any time.
4.4 Arbitration
Arbitration shall be conducted in accordance with the following rules:
A.	Within thirty (30) days after filing the appeal for arbitration, the party seeking arbitration shall request from the Seattle office of the American Arbitration Association (AAA) or from the Federal Mediation & Conciliation Service (FMCS) a panel of seven (7)

proposed arbitrators who are members of the National Academy and have their principal place of residence or business in Alaska, Washington, Oregon, or California. The Company and the Union may attempt to agree on an arbitrator at any time prior to receipt of the panel. The parties shall alternately strike from this list one (1) name at a time, with the moving party to have the first strike, until only one (1) name remains on the list. The name of the arbitrator remaining on the list shall be accepted by the parties. In the event that the selected arbitrator is unwilling or unavailable to serve, and if the parties are still unable to mutually agree on an arbitrator, the procedure shall be repeated with a new list of arbitrators supplied by the AAA or FMCS.

B.	All arbitration hearings will be conducted at a mutually agreeable location. Subject to the Company operation requirements, an employee grievant shall be allowed time, without loss of pay, to attend arbitration hearings conducted during the employee’s scheduled working hours. In the event of a grievance involving a class of employees, a reasonably limited number of employees in the class (not to exceed three (3) employees) shall be permitted to attend hearings during scheduled working hours, without loss of pay. The hearing will be scheduled so as not to impact the Company’s operational requirements. The Company will pay no compensation for attendance by employees at hearings conducted outside the employee’s scheduled working hours.

C.	The parties agree that the decision or award of the arbitrator shall be final and binding on each of the parties and that they will abide thereby, subject to such laws, rules and regulations as may be applicable. The authority of the arbitrator shall be limited to determining questions directly involving the interpretation or application of specific provisions of this Agreement, and no other matter shall be subject to arbitration hereunder. The arbitrator shall have no authority to add to, subtract from, or to change any of the terms of this Agreement, to change an existing wage rate, or to establish a new wage rate. In no event shall the same question be the subject of arbitration more than once.

D.	The fees and expenses of the arbitrator shall be shared equally by the Company and the Union. All other expenses, including any attorney’s fees and costs, shall be borne by the party incurring them. Either party may require that an official record be prepared by a professional reporter and that a copy be provided to the arbitrator. The party requiring an official record of the proceedings will pay the full cost of all reporting and transcript fees unless the other party requests a copy for the right of inspection or use, in which the full cost (including the cost of providing the arbitrator with the official record) shall be equally divided between the parties.
4.5 Counseling and Discipline
A.	Performance Management. For the purposes of communicating performance expectations and correcting behavioral issues, the Company may counsel employees to offer non-disciplinary feedback and provide direction. Counseling sessions are private meetings between a supervisor and an employee, and Union representatives do not have a right to attend such meetings. Discipline will not be discussed at a counseling meeting. However, if the Company makes statements to the employee to the effect that failure to satisfactorily correct the performance or behavior may result in disciplinary action, the supervisor will secure a Steward before the meeting can continue. If necessary, the supervisor shall end the meeting and reschedule for a time when a Steward can be present. The subject and nature of the counseling shall not be grieved.

B.	Progressive Discipline — In normal circumstances, the Company shall follow a program of graduated discipline for just cause, consisting of oral warning, written reprimand, suspension for a period to be determined by the Company, with or without pay, or involuntary separation of employment. The Company may impose discipline at any level depending upon the severity or frequency of the offense.

C.	Involuntary Separation from Employment — The Company retains the right to discipline an employee for just cause. The Company agrees that in the case of discharge, the designated Union representative shall be notified of the reason of such contemplated discharge prior to any action taken against the employee. If circumstances warrant immediate action and the Business Representative and/or Chief Shop Steward cannot be notified, the employee shall be suspended without pay until the Business Representative and/or Chief Shop Steward is notified, or five (5) working days pass, unless constraints preclude such notice. If the Union fails to grieve a discharge within ten (10) working days of the action, the right to grieve or arbitrate the action is forfeited.

D.	Letters of Disciplinary Action Time Limits — Two (2) years from the date of the action concerned, the Vice President of Human Resources, at the employee’s request, shall review the disciplinary action and if no subsequent report of similar violations has been made, the Company shall be notified to return its copies with respect to the disciplinary action from the employee’s personnel files to the interested employee.

ARTICLE V
JOB AWARDS AND EMPLOYEE CLASSIFICATION
5.1 Work Calls
A.	The Union will be advised when new or replacement employees are needed and shall make every effort to provide satisfactory applicants to the Company. The Company’s notice to the Union shall include the job title, minimum qualifications, and the number of employees needed. If there are no available applicants on the books, the Union will notify the Company within forty-eight (48) hours. Once notified, the Company will be free to seek employees through any source. If the Company can not locate a qualified individual, the Company will attempt to locate a signatory contractor that does the work in question. In the event the Company request more than three (3) employees of the same classification simultaneously, the Union will have seventy-two (72) hours (excluding holidays and weekends) from the date of the advice to refer the additional candidates.

B.	If the Company cannot locate an available signatory contractor that performs the work in question, the Union will have two (2) days to provide a list of additional signatory contractors. If the signatory contractors identified by the Union are not available or do not perform the work, the Company will be free to perform the work through any provider.

C.	If, the Company thereafter locates another contractor or employment agency with employees available to do the work, the Company may use the contractor or agency referred employees up to a total of ninety (90) calendar days unless extended by mutual agreement by the Company and Union. The ninety (90) day period shall end if an extension is not mutually agreed: (1) when the position is filled with a regular employee; (2) when the Union locates an available signatory contractor; or (3) at any time the work call is closed by the Company; whichever event occurs sooner. However, the company will give notice of termination as required by its contract with the contractor or employment agency not to exceed thirty (30) days.

D.	If the contractor or agency’s employees are not IBEW members, they shall be “permitted out” to work by the Union Hall. The Company will remit to the Union a permit fee every month for each contract worker equal to the BA monthly dues. The fee, with the contract worker’s name for whom the payment is made, will be forwarded to the Union on or before the 15th of each month.

E.	If there are available applicants the Union will dispatch up to three (3) within forty-eight (48) hours following the Union’s notice. The Company will notify the Union within forty-eight (48) hours of intent to reject, hire, or investigate the applicants further. The Company may reject any applicant it finds unsatisfactory.

F.	Applicants will only be dispatched after completing the Company’s on-line applicant profile and job application.

G.	The Company will provide the Union the name, address, job title, and date of hire for all new employees.

H.	The Union and the Company will use their best efforts to recruit qualified individuals and signatory contractors to fill all work calls.

I.	It is the Company’s intent to use the processes set forth in A and B above to fill work calls with represented employees or signatory contractors. The Company will use other providers only when the circumstances make it reasonably necessary to fulfill the requirements of the business.
5.2 Job Notice
The following procedure will govern job posting, and job bidding for all job classifications covered by this Agreement.
A.	Job Posting — The Company may post a position as soon as notice is received of an impending vacancy. Postings shall provide the details and minimum qualifications applicable to the position and will be listed on the on-line bulletin board for a minimum of four (4) working days. The Company may simultaneously post notice with the Union and to the public. Applicants shall be considered by the Company such that internal applicants are given first priority, applicants from the Union second, and any other applicant third.

1) Bidding - Any employee covered by this Agreement may bid for the position during the posting period by completing the on-line applicant profile and application and submitting it to Human Resources within the posting period. Temporary jobs are not biddable.

B.	Prior to opening any bids the Company shall declare whether or not temporary employee bids will be considered. Temporary employee bids may be considered only after all regular employees who have bid, have been found to be unqualified.

C.	Regular employees may bid for a job after the employee has completed twelve (12) full months employment. All employees are limited to one (1) successful bid during each twelve (12) month period. The Company and the Union may agree to waive this limitation. Regular employees with waivers will be considered with all other regular employees. This Section shall not prevent an employee from bidding on promotional opportunities.

D.	Represented employees that accept non-represented positions will be eligible to reapply for represented positions and will be considered after all represented regular and temporary applicants.

E.	If there are any disputes regarding the consideration of applicants the issue will be referred to the Business Representative and Company’s top Executive for the affected position for resolution.
5.3 Job Award/Bid Committee
The bid committee process excludes new hires and lateral transfers. Within ten (10) working days after the closing date of the bids, the bidders will be considered and the job awarded.
A.	A Bid Committee composed of one (1) representative from the Union and one (1) from management will first review all bids for validity of minimum qualifications. All qualified bids will then be considered on the basis of leadership, job performance

(including any discipline), skills and knowledge, judgment, interpersonal skills, oral and written communication, presentation, and decision-making ability. Where employees are equal in qualification, seniority shall prevail.

B.	An employee who successfully bids into a classification that has progressive pay steps (e.g., start, 6-month, 12-month, and 18-month), will be placed at the appropriate pay step in the new classification that would ensure that the employee’s base rate is not diminished by virtue of the successful bid. This condition will not apply to any bids involving trainee positions.

C.	The Bid Committee shall determine the qualifications of employees. In the event the Bid Committee is unable to reach a decision within three (3) working days, an impartial tiebreaker will be selected by the Division Vice President and the Union Business Representative to make the final decision as to an employee’s qualifications.

D.	The bid award decision shall be final and shall not be subject to the grievance and arbitration provisions of this Agreement unless it can be shown that an applicant was unlawfully discriminated against as defined in Section 1.13.
5.4 Lateral Transfers
A lateral transfer is defined as movement with the same job classification, or similar job classification within the same skill group.
A.	Managers may announce a lateral transfer opportunity to their eligible work group or to all work groups that have the same job classification and skill group via email or a posting on the on-line bulletin board with a copy to the Chief Shop Steward and Human Resources. Eligible employees interested in Lateral Transfer will notify the manager in writing within seventy-two (72) hours of the announcement.

B.	The manager will designate an interview team of two (2) management employees to select the most qualified employee for the position. The interview team will consider minimum qualifications and other qualifications for the classification, as well as any special skills and knowledge required to perform the duties. When qualifications are equal, they will make the selection based on leadership, job performance (including any discipline), judgment, interpersonal skills, oral and written communication, presentation, and decision-making ability.

C.	Employees who volunteer and are selected under this provision will work the shift they are transferred into until the next regular shift bidding cycle.

D.	Any moving costs associated with accepting a lateral transfer are the responsibility of the employee.
5.5 Training Positions
The Company may fill a vacancy as a training position if there are no qualified bidders and there is not an IBEW apprenticeship program for the position. The Company may post a vacancy as a regular and a training position simultaneously.
Individual applicants shall be considered in the following order:
1)	regular employees covered by the Agreement;

2)	employees not covered by the Agreement;

3)	non-employee applicants. Non-employee applicants, if selected, will be classified as temporary employees.
A.	Training positions will be governed by the following:
1)	Non-Journeyman: The openings will be posted as “training positions.” The training period for non-Journeyman position shall consist of two steps. The first step shall be eighty percent (80%) of the position’s current entry level rate of pay for the first six (6) months and ninety percent (90%) for the second six (6) months to comprise the one (1) year training period.

2)	Journeyman: The entry level position into these families are as follows:

Service Delivery Specialist IV, Network Engineer Family, Systems Engineer Family, Materials Management Specialist II, Fleet Services Technician Family, and Facility Maintenance Family (except Electrician). These classifications may be given an opportunity to gain knowledge, skills, and abilities necessary to bid into Journeyman positions in these job classification families.

The training wage rate will be seventy percent (70%) of the entry level step for the appropriate job classification for the first six (6) months of the assignment; eighty percent (80%) of the entry level step for the second six (6) months; and then ninety percent (90%) for the last six (6) months or until the assignment ends, whichever comes first. The training period will be for up to one and one-half (1 1/2) years unless the Company and Union mutually agree to an extension.

3)	The receiving foreman and supervisor for any training position are responsible for developing the training plan and objectives that set forth a reasonable timeframe, in which the trainee will be expected to be proficient in the new job. This training plan will be reviewed with the employee by the foreman and supervisor on a monthly basis to ensure the employee knows what is expected, that training is on target and the trainee is successfully meeting the training objectives and gaining the desired proficiencies.

If the trainee is not satisfactorily meeting the training objective and gaining the desired proficiencies within thirty (30) calendar days, the trainee will be returned to the trainee’s former position. If after thirty (30) calendar days the foreman and supervisor conclude that the trainee is not satisfactorily meeting the training objective and gaining the desired proficiencies, the trainee will be returned to the trainee’s former position if it remains vacant. If the trainee’s former position is no longer vacant, the trainee will be subject to layoff as set forth in Section 6.10.
B.	Training positions may not exceed twenty-five percent (25%) of the positions for that job classification without mutual consent of the Company and Union.
5.6 Job Classifications
The parties recognize the Company’s bargaining unit job classifications as listed and contained in this Agreement and that such classifications have been agreed upon and are in existence upon the signing of this Agreement.

5.7 Classification Committee
The Union and the Company shall establish a Classification Committee consisting of one (1) management representative and one (1) Union representative appointed by the Chief Steward.
A.	The Committee shall be charged with establishing or amending proposed job classifications or descriptions falling within the scope of this Agreement.

B.	If the Classification Committee does not agree on the new job classification or the proposed changes the Company may implement its proposed changes, but the change(s) will be subject to the grievance process outlined in Section 4.3, starting at Step II.

C.	The Company will also submit material changes in job descriptions for review and comment of the committee prior to implementing such changes.
5.8 Designation of Employees
A.	Regular — Regular employees are those employees who have successfully completed their probationary period and are employed full-time.

B.	Regular Part-Time — Regular part-time employees are those employees who have successfully completed their probationary period and are employed in positions where the work involved will total less than forty (40) hours per week. This language will not be used to reduce regular full-time employees to part-time status. Part-time employees will not be used to perform Journey work. The number of part-time employees shall not exceed twenty percent (20%) of the regular full time employees in the same classification.
1)	Part-time employees receive the same benefits as regular employees, with the following exceptions:
a.	Employees who are scheduled and work eighty (80) hours in any one (1) month shall be enrolled in the Alaska Electrical Health and Welfare (“H&W”) Health Plan of choice for the following month.

b.	Employees who are scheduled and work less than eighty (80) hours per month are not eligible for enrollment in the H&W Health Plan.

c.	Employees receive prorated Holidays and Leave per Article XII.
C.	Temporary (non-NECA) — Temporary employees are those employees hired to augment the work force whenever the work load temporarily requires additional help, or in the event of an emergency or unanticipated condition or situation. Temporary employees may be hired on a full-time or part-time basis, not to exceed twelve (12) months in duration unless extended by mutual agreement between the Company and the Union. If the temporary employee is extended beyond twelve (12) months, the position shall be bid immediately per provisions of this Agreement.
1)	Temporary employees shall be paid the hourly wage rate for the classification in which they work, and shall receive a wage progression step increase upon completion of the applicable months listed in Appendix I.

2)	Temporary employees who have worked a three (3) month consecutive period shall be enrolled in the H&W Health Plan of choice for the following month.

3)	Temporary employees will receive pension in accordance with Article XIII.

4)	Temporary employees do not receive leave or holiday pay.

5)	The Company may terminate temporary employees and such termination shall not be subject to the grievance and arbitration provisions of this Agreement.
5.9 Temporary Full Time Employees Health and Welfare
Temporary full-time employees who have worked a three (3) consecutive month period shall be enrolled in the Alaska Electrical H&W Health Plan the following month.
5.10 Job-Share
The job-share program is designed to retain the valuable services of qualified employees through two (2) employees sharing a single budgeted position.
A.	Job-sharing is defined as when two (2) employees qualified for the same classification “share” one (1) position on prearranged schedules consistent with Article IX.

B.	Separation, Promotion or Transfer — If a job-share employee separates or successfully bids into another classification, the remaining employee will have the option of reverting to full-time or requesting that the job share position be bid. If another job-share partner is not located, the employee will be expected to resume full-time work status.

C.	Flexible Time Off (FTO) — FTO will be prorated based on the hours worked.

D.	Holidays — The employee scheduled on a holiday, will observe the holiday. The employee who is not scheduled will not be compensated for the holiday. Each employee shall be entitled to two (2) personal holidays per year.

E.	H&W Plan — The Company will pay one-half of the H&W Health Plan premium amount currently in effect for a regular employee and the job-share employee will pay one-half of the premium and any employee co-pay. If the employee does not want insurance coverage, they must notify the Company in writing.
5.11 IBEW NECA Temp Employees
A.	IBEW Inside/Outside Agreement employees are employees who may be hired to augment the work force in specific classifications identified in this Agreement for a period not to exceed twelve (12) months unless extended by mutual agreement by the Company and Union.

B.	An Inside/Outside Agreement employee who is extended beyond twelve (12) months shall have the same eligibility to receive all benefits as a regular employee. If the temporary employee is extended beyond twelve (12) months, the position shall be bid immediately per provisions of Section 5.3 of this Agreement. Pay for such employees shall be based on the current contract pay scale in effect between IBEW Inside/Outside Agreement employees and the Union, including fringe benefits limited to health and welfare, pension (which includes money purchase and NEBF), legal and apprenticeship, payable to the joint account of the applicable trusts.

C.	The employment of NECA temporary employees is governed by the provisions of this Agreement with the exception of the hourly rate of pay and hourly benefits. The applicable IBEW NECA Inside/Outside Agreement shall be used to determine the hourly rate of pay and hourly benefits, which are limited to health and welfare, pension (including money purchase and NEBF), legal and apprenticeship contributions.

D.	All other provisions of employment are governed by the ACS/IBEW Master Agreement and any subsequent agreements made between ACS and IBEW.
5.12 NECA Apprentice
A.	Apprentices shall be designated as either low-time (4000 accredited hours or below) or high-time (above 4000 accredited hours) apprentices.
1)	Low-time apprentices will be assigned to work directly with a Journeyman, except as provided in 5.12 (D).

2)	Apprentices classified as “high-time” may be utilized for certain less technical tasks, that are not safety sensitive, as set forth below, under the direction of a Journeyman or Foreman without being assigned to work directly with a Journeyman. Such Apprentices are those who have completed 4000 accredited hours of employment as Apprentices. Examples of less technical tasks which may be performed without direct supervision include: wire pulling, station wiring, jumper running, and set preparation (designation strips).

3)	Apprentices with 6500 accredited hours may work alone, under the direction of a Journeyman or Foreman without being assigned to work directly with a Journeyman.
B.	Ratio — The Company may employ apprentices at the following ratio:
1)	One (1) Apprentice for the first Journeyman employed; and

2)	One (1) additional Apprentice for each three (3) Journeymen employed.
C.	Temporary Apprentices — When the Company desires to hire a Temporary Apprentice, the Company shall place a work call to the apprenticeship school and specify either a low-time (4000 accredited hours or below) or a high-time (above 4000 accredited hours) Apprentice.

D.	Temporary Frame Apprentices
1)	Temporary low-time Apprentices may be used to work in the Company’s Central Offices running jumpers on the frames without directly being assigned to work with a Journeyman and shall be designated as “Frame Apprentices.”

2)	Frame Apprentices can work alone; however, a Journeyman must be on duty and available for the Apprentice either at the assigned reporting Central Office or the NOCC.

3)	The Company will provide training on how to properly run and terminate jumpers, how to read service orders and other tasks associated with working frames. Additional training will be provided concerning safety issues in the Central Office, i.e., working around power, ladder safety, eye protection, etc.

4)	A “Frame Apprentice” adept at completing assigned frame tasks may assist Central Office Journeymen with other job functions.

5)	The length of employment for each of these “Frame Apprentices” will be limited to their next scheduled AJEA&TT classroom training.
5.13 NECA Temporary Employees in Remote Locations
A.	Those IBEW NECA Temporary employees working in a job area outside a radius of fifty-three (53) direct road miles or areas inaccessible by road from the centers of Anchorage, Fairbanks, Juneau, and Ketchikan, or the current location of the Wasilla Post Office will have the option of board and lodging or per diem for up to twenty-one (21) days, and thereafter shall be entitled to per diem only. The per diem rate shall be as specified in the current applicable IBEW Inside/Outside Construction Agreement. This provision shall not apply to employees who are dispatched to ACS job sites in which the employee is a resident within thirty (30) direct road miles of the job area, in those locations outside the areas specified above.

B.	IBEW NECA Temporary employees dispatched to a job area and then subsequently sent on assignment to another job area by the Company as specified above shall receive board and lodging that is paid by the employer, if available. If accommodations are not available, then those employees will receive per diem at the rate specified in the current IBEW Inside/Outside Construction Agreements for all days spent in those locations.
5.14 Summer Student Employees
The Company may employ up to four (4) temporary summer student employees unless both parties agree in writing to amend these numbers. The following provisions apply to Student employees:
A.	Student employees must be at least eighteen (18) years of age and must be full time students.

B.	They may perform any general maintenance work for which they are qualified, and shall be supervised by a Foreman.

C.	Student employees shall receive forty percent (40%) of the Journeyman Facilities Maintenance Technician II wage rate. The standard Union dues will be deducted from the employee’s wage in accordance with Section 3.2 of the Agreement. Student employees will be subject to all provisions set forth in the current Agreement, with the following exceptions: they shall not receive Health & Welfare, Pension Contributions, Holiday Pay, FTO or any other form of paid leave.

D.	Student employees are ineligible to bid on any regular full time, regular part time, or other temporary positions. Student employees may be hired no earlier than May 1st or employed later than September 30th each year. Student employees shall not be employed more than one hundred (100) days, and shall be limited to a maximum of four (4) seasons of employment.

E.	The Union dispatch procedures in Section 5.1 of this Agreement shall not be applicable when filling a student employee position. However, the Union will be allowed to refer applicants for these positions, and those hours worked by these employees will count towards the Union’s out of work Book status. The Company shall inform the Union of the name(s) and date(s) of hire for all student employees hired.

F.	Summer student employees are not to be used to supplement Journeyman or other classifications in such a way as to eliminate or to make unavailable a regular full time bargaining unit position or to circumvent the Apprenticeship program.
5.15 No Out-Of-State Job Transfer
There shall be no involuntary transfer by the Company of any employees covered by this Agreement outside the State of Alaska during the life of this Agreement.
5.16 Transfer of Work
There shall be no transfer of work during the term of this agreement outside the State of Alaska without the concurrence of the Union.

ARTICLE VI
GENERAL WORK RULES
6.1 Seniority
A.	Bargaining Unit Seniority (Seniority) for Regular employees is defined as the length of service since last employed by the Company in classifications covered by this Agreement. Seniority is used for layoff, transfer, recall, selection of vacation, preference in the election of shifts and days off. Seniority shall not be bridged or prorated.
1)	In the case of employees with identical bargaining unit seniority dates, the number of the dispatch slip as printed by the IBEW Hall will be the tie-breaker. In this case, the employee with the lowest dispatch number has the highest seniority.

2)	If for any reason the dispatch slips cannot be found or have no dispatch number, the affected employees will put their names in a hat. The first name picked out of the hat will have the highest seniority; the second name will have the next highest, and so on. This order will be recorded by the Shop Steward present at the proceedings, and will be their permanent Seniority order. The affected employees and a Shop Steward must be present during the drawing.
B.	Continuous Service for Regular employees is defined as the total countable time of employment, (as well as time in non-bargaining unit positions) in the service of the Company, its predecessors and subsidiaries. Continuous service is used for the purposes of benefit accrual; continuous service will be bridged for previous employees who are rehired after the employee has worked a period of time equal to the absence. Continuous service credit shall not be bridged or pro-rated between predecessor or acquired companies.
6.2 Probationary Employees
Probationary employees are those on trial to qualify for regular positions. Regular employees shall be considered to be on probation for the first six (6) months unless extended by mutual agreement between the Company and the Union. During the probationary period the Company may, at its option, layoff or discharge such employee as long as the dismissal is not discriminatory. Probationary employees shall not have the right to file a grievance over matters involving discipline or involuntary separation. Probationary employees do not have seniority until they become regular.
6.3 Familiarization Period after Promotion or Lateral Move
Any employee who is promoted or laterally moved from one type of work to another shall be given a reasonable length of time, not to exceed 180 calendar days, to become acquainted with the job and establish the ability to fill the job satisfactorily. Should the employee’s performance in the new job prove unsatisfactory, the employee shall be immediately notified and returned to the former job without loss of seniority if the position is still vacant. If the position is not vacant, the employee shall be returned to the next vacant position in the classification from which the employee bid or to the next vacant position for which the employee is qualified in a classification with comparable pay to the classification from which the employee bid.
6.4 Annual Performance Evaluation Program
The Company and the Union recognize that there is value for both the Company and the employees in a performance evaluation program that involves goal setting and written performance evaluations.
A.	Annual Performance Evaluation (Evaluation) program shall be in accordance with the following:
1)	Evaluations will include SMART Goals that are both achievable and within the employee’s responsibility.

2)	Evaluations will provide feedback to the employee for their performance during the calendar year.

3)	Employees hired within the last two (2) months of the calendar year will not receive a written Evaluation but will be assigned SMART Goals for the next year.

4)	Vitality curves or forced ranking will not be used to determine an individual employee’s performance ranking.

5)	Evaluations used for internal hiring shall be limited to the last three (3) evaluations in the personnel file.

6)	Evaluations shall not be used to deliver discipline.

7)	Performance Evaluations and SMART Goals are not subject to Article IV of the Agreement, with the exception of discrimination as described in Section 1.13.

8)	The employee may provide a written statement that will be attached to the Evaluation.
B. Overall Below Target Final Review Process
If an employee is in disagreement with a final evaluation in which the overall rating is below target the employee may:
1)	Request a meeting in writing within ten (10) working days of receipt.

2)	The Manager shall hold a meeting with the employee and the union representative, if requested by the employee, to review the employee’s evaluation. The Manager will give due consideration to the employee’s areas of concern and respond in writing within ten (10) working days to notify the employee and union of any changes requested from the review.

3)	If the employee is still in disagreement, the employee may submit a written statement within ten (10) working days of receiving the Manager’s response. The Manager’s response and the employee statement shall be attached to the employee’s performance evaluation and placed in the employee’s personnel file.
6.5 Family Members
It is agreed that members of the same family may be employed, but one family member may not directly supervise another and may not process, review or audit the work of another, whether in the same or different departments. All employment of relatives must be approved in advance by the appropriate Division Executive and the Vice President of Human Resources. For the purposes of this Section, family members shall be defined as spouse, brother, sister, father, mother, child, step-father, step-mother, grandmother, grandfather, grandchild, mother-in-law, father-in-law, step-child, uncle and aunt. The definition also includes all other relatives who live in the same household and persons who live together in non-marital, non-related arrangements.
6.6 Sales and Service Associate Incented Positions
A major objective for sales incented positions is to realize new revenue by promoting and selling products and services. As such, sales incented positions within the Sales and Service Associate (SSA) classification have a monthly performance target (incentive threshold) to meet and are eligible for additional compensation, in accordance with the Sales Incentive Plan, for exceeding sales incentive targets. The following provisions are applicable to sales incentive-eligible employees.
A.	Sales Incentive Measurements: Once a sales-incented SSA meets their incentive target for the month, incentive pay of not less than $2.50 will be paid for each sales point that exceeds the incentive target. Specific performance levels, rates, and products and service targets are available on the Corporate Network.
B.	Promotional Incentives: From time to time the Company will announce short duration promotional contests designed to drive products, introduce new products or services. Contests are open to the Work Groups where the contest is announced. A menu of contest prizes agreed to by the Union is available on the Corporate Network.
C.	Sales Incentive Target: Five (5) days prior to the start of each month employees will be informed of the months’ sales incentive target. Sales Incentive Targets are measured as follows:
1)	Incentive targets are prorated at month end for training time, FMLA, approved FTO, Personal Holiday, and other non-sales assignments by a lead or manager.

2)	Employee orders are a service function and are not incented.

3)	Certain SSAs incentives are based off of company budget numbers and are not prorated.

4)	Incentive targets are measured on one of the following: individual performance, store performance, group performance, or on the company budget.

5)	The lowest prorated incentive threshold is twenty percent (20%).

6)	There is no minimum for time in the queue for Call Center SSAs and no minimum days worked for Retail SSAs. Example: If an SSA is in the queue for five percent (5%) or only one (1) day of the month, their incentive threshold is twenty percent (20%). If the SSA is in the queue for forty percent (40%) of the time or twelve (12) days of the month, their incentive is forty percent (40%).
D.	Shift bidding will be bid and awarded on a combined seniority and job performance basis approximately every ninety (90) days. Employees will be grouped by bargaining unit seniority effective the first day of each prospective bid as follows:
•	0 through 24 months of bargaining unit seniority

•	25 months through 48 months of bargaining unit seniority

•	49 months through 120 months of bargaining unit seniority

•	121 months and over of bargaining unit seniority
1)	Within each defined Work Group (Call Center or Retail)/subgroup employees will be ranked by the results of a performance evaluation. Shift bidding will begin with the employees in the 121 months and over of bargaining unit seniority, then the 49 through 120 months of bargaining unit seniority, then with the 25 though 48 months of bargaining unit seniority, and then the 0 through 24 months of bargaining unit seniority. The employee with the highest performance ranking based on the combined average score of three (3) monthly performance evaluations within their seniority grouping will be awarded the first choice of shifts/schedules followed by the second highest performance ranking until all employees have bid. All employees in the 121 and over work group will select their shift/schedules before advancing to the 49 through 120 months work group and so on.

2)	In the ninety (90) days prior to a shift schedule bid there shall be three (3) individual job performance evaluations, one (1) per month, and a minimum of two (2) job performance evaluations must be completed and reviewed with each employee within that work group/sub group for that ninety (90) day period.

3)	In the case of an employee who is absent from work due to FMLA, Worker’s Compensation, or any approved leave, that period of time away from the job will not be included as part of the shift bidding process. If this time exceeds forty (40) working days and in the event a minimum of two (2) individual performance evaluations have not been conducted within the ninety (90) days prior to the shift schedule bid, that employee will be ranked by seniority only (i.e., an employee that is ranked #4 by seniority only would be awarded a shift/schedule in the #4 slot).
E.	Where call monitoring and coaching are included in the performance matrix for a work group/subgroup each employee must have a minimum of two (2) monitoring sessions for the month which will be averaged to determine the final score. If this does not occur for all employees within that work group/subgroup, then all employees within that work group/subgroup will receive a one hundred percent (100%) rating for that job performance category for that month. It is recognized that call monitoring is a subjective process. In the event that the Company and the Union agree that inconsistencies in the evaluations of the call monitoring sessions are documented and proven, then all employees within that work group/subgroup will receive an one hundred percent (100%) rating for that job performance category for that month, or the following month, depending upon the time frame the error was detected and recognized.
F.	It is recognized that each work group may require a unique matrix of performance measures. These performance measures will be established by the department Manager prior to utilizing as a tool for shift bidding.

G.	As business needs change or with processes or system enhancements, the performance sales goals (budget based) and performance standards can be adjusted quarterly by the department Manager and will be provided to the Union Business Manager or designee. Changes will be made available with at least five (5) business days notice to all affected employees.
H.	All work groups/subgroups will be appraised of their performance matrix/goals and/or changes with at least five (5) business days notice prior to the affected month that said goals will be implemented. If performance matrix/goals are not provided at least five (5) business days in advance, that month will not be included as part of the shift bidding process.
I.	The Company and Union agree to meet to discuss issues which may arise in the application of the above provisions.
6.7 System Engineers
The Company and the Union agree that all work performed by employees working in System Engineer classifications shall be covered by the terms and conditions of the Agreement except as specifically provided for in this Article.
The Company and the Union have agreed to contractual provisions that will provide objective guidelines for determining fair and appropriate pay and benefits that motivate and recognize employee commitment and initiative. Both parties agree that from time to time they may need to meet and confer on application and administration of these provisions and have agreed to use due diligence, including the concept of interest-based bargaining as a means to resolve disputes. If this fails, the grievance and arbitration procedure defined in Article IV of the Agreement will be utilized for resolution.
A. Work Out of Classification
1)	At a minimum when a System Engineer Foreman is away for more than one (1) workday an acting System Engineer Foreman will be assigned and the employee’s pay will be adjusted to entry for the System Engineer Foreman’s pay range or five percent (5%) above the employee’s regular rate of pay, whichever is greater.

2)	In the event a System Engineer is temporarily assigned to a management position the employee’s pay will be adjusted to entry for the System Engineer Foreman’s pay range or 5% above the employee’s regular rate of pay, whichever is greater.

3)	On-the-job training is essential to employee development in the System Engineer classification and as such employees may be assigned to perform higher-level work in a training capacity within the System Engineer classification without pay for out of classification.
B.	Workweek, Workday, Schedules
1)	Salaried Employees

The provisions of Article IX shall not apply to salaried employees, System Engineers I, II, and System Engineer Foremen.

a.	Salaried employees are paid a salary to fulfill assigned responsibilities for the Company using flexible starting and quitting times. As such, up to 20% of the System Engineer workforce may be required to work non-consecutive days; workdays and workweeks can and likely will vary based on Company needs. While the standard workweek is typically forty (40) hours, employees occasionally should expect workdays in excess of eight (8) hours and workweeks in excess of forty (40) hours. The Company may identify “core business times” during which employees may be required to be present. It is not intended nor anticipated that employees would routinely work extended workdays or workweeks.

b.	In the event a salaried employee excessively works extended workdays or workweeks, the Manager or Foreman will review and as appropriate adjust future workload, schedule, and performance requirements, and/or incentive payments to recognize any additional contributions.

c.	When business needs require work outside an employee’s regular shift it will be scheduled by the Company. Work performed contiguous to the employee’s normal workday is expected for salaried employees without additional compensation. The Company will spread extended work across all qualified salaried employees.

d.	Salaried employees scheduled by the Company to work beyond the normal workday or work week to cover maintenance window(s) between one shift ending and the next shift starting will be allowed to leave early or report to work later as workload and performance requirements permit or receive a single fixed payment of $75.00 dollars as approved by the Manager. If maintenance window(s) are scheduled by the Company on the employee’s regular day off, the employee will receive a single fixed payment of $75.00. The Company and the Union will review this provision as required to address compensation issues.
C. Wage Rates
1)	Salaried Employees — The provisions of Article X and of the Agreement shall not apply to salaried employees, System Engineers I, II, and System Engineer Foremen.

Employees in salaried job classifications shall be paid a salary within the pay range for their job class. Pay ranges include entry, target, and maximum salaries. Individual employee salaries are established by objectively evaluating the individual’s skills and qualifications relative to the job description, e.g., an employee meeting the minimum qualifications but holding none of the preferred qualifications would be compensated at or near entry range for the job class. An employee would not normally be paid over target for the range unless the employee consistently performs above the targets established in the employee’s individual performance objectives.

2)	Salary Range Adjustment — Salaried System Engineer and System Engineer Foreman pay ranges will be adjusted using the same calculation as set forth in Appendix I of the Agreement.

3)	Pay Incentives — Employees will be eligible for pay adjustments when the employee has achieved performance objectives during the performance period as follows:
a.	Annual pay adjustments are based on Company and employee performance. Employee performance will be assessed based upon an evaluation of individual employee performance as documented in the Annual Performance Review for the performance period. Any pay adjustment will be paid within the first month of the second quarter following the performance period so long as the individual is still an ACS salaried employee.

b.	Performance-Based Incentive — Performance-based incentive payments are based on individual performance and will be awarded for successful achievement of performance objectives as defined in the Performance-based Incentive Worksheet for the employee’s anniversary period. Any performance pay will be paid within the first month of the second quarter following the end of the performance period.

c.	Performance Period — Effective February 28 2010, the Performance Period is January 1 through December 31 of each year. Performance-based incentives for 2010 will be prorated for transition to the calendar year performance period. If an employee is not a salaried employee the entire Performance Period the performance objectives will be adjusted and any incentive payments pro-rated.

d.	Performance Objectives — The Foreman and Manager will establish performance objectives relevant to the duties and qualifications defined in the System Engineer job description. These performance objectives shall be measurable targets and goals that are objective, reasonable, and are clearly understood by the employee.
i.	Performance objectives will be documented in the employee’s Annual Performance Review and the Performance-based Incentive Worksheet at the start of the applicable performance period.

ii.	The Annual Performance Review process shall serve to review the employee’s performance in the previous year and establish performance objectives for the next year.
D. Pension Contribution
The Company will make pension contributions for salaried employees of 173.33 hours per month for any month in which the employee receives pay.
E. Scheduling of FTO
Salaried employees are expected to request prior approval for FTO and when required by the Company adjust FTO plans to ensure duties and performance standards are successfully completed. Management will work cooperatively to reschedule an employee’s vacation plans when required to accommodate individual performance or other operational requirements.
F. System Engineer Classification
Systems Engineers working side-by-side with Network Technicians shall be paid on an hourly, not salaried, basis and be covered by this Agreement, except as follows:
1)	System Engineer classification will have a separate shift and vacation schedule from the rest of their work group. As skills are cross-trained within work group classifications, schedules may merge with other Network Technician groups.

2)	Overtime and call-out lists for work groups where a Systems Engineer or a Network Engineer work side-by-side will have work assigned according to the skills required to complete the work in seniority order.
6.8 Work Out of Classification
The Company may assign employees to perform work out of their regular classifications.
A.	An employee who is assigned to perform the work of a higher rated classification or level shall be paid the wage rate of the next highest step in the classification and level to which assigned, for all time worked at the higher rate computed to the nearest quarter hour.
B.	An employee who is working in a higher rated classification shall be granted a step increase after working the required hours set forth in Appendix I. If the employee is subsequently awarded a position in that classification, credit toward step increases shall be given for the total hours worked in the classification.
C.	Assignment of an employee to a higher rated classification or level without an increase in pay shall be limited to bona fide training situations.
D.	An employee will receive acting pay for wages only. Pension contribution will not be changed.
E.	In order to meet the needs of service, it is agreed and understood that, in the absence of an employee’s regular Foreman, an employee will be designated by the Company to perform all duties and will be paid the wage as appropriate for hours worked; except as provided in Section 9.4, Alternate Workweek.
1)	Absence is defined when either the Foreman is: a) on leave; b) in training; c) away from their normal work site(s) for more than two (2) hours.

2)	Acting Lead/Foremen must meet the minimum qualifications of the position, except for any prior leadership or supervisory requirement(s).
F.	An acting assignment shall be offered to regular employees first. Temporary employees will be considered if all regular employees decline the assignment.
G.	NECA Temporary employees who act in a higher classification shall receive wage rates set forth in the appropriate NECA Inside/Outside Agreement wage rate schedules.

H.	An employee’s current job function may be required to be performed while performing job functions of a higher represented classification, e.g., special projects or unusual work assignments.
I.	By mutual agreement, the parties recognize that there are legitimate business reasons for long term acting assignments that do not circumvent job bidding and posting. The parties also recognize long term acting assignments, if excessive can eventually circumvent job bidding and posting. For this reason, long term acting assignments will be limited to ninety (90) calendar days, and after ninety (90) days the position will be posted and filled.
J.	Regular employees temporarily assigned to management positions shall have their hourly wage rate increased by no less than one dollar ($1.00) per hour for hours worked in such position.
K.	An employee who is assigned to work out of classification in a lower rated classification shall be paid at the employee’s current wage rate.
L.	Employees may be assigned to temporary jobs in any classification or for cross training provided the employee signifies an interest
M.	This Section is not to be utilized for the purpose of moving non-journeyman to journeyman positions.
N.	A differential of two dollars ($2.00) per hour will be paid to Business Support Specialists II for time spent reconciling and closing work orders. The differential will be paid on an hourly basis. When more than six (6) hours a day are dedicated to such activities then the premium rate will be paid for the full day.
O.	Employees may be assigned “incidental” tasks outside their normal duties or classification, so long as these tasks are related to their assigned project and are within the employee’s abilities. The performance of such incidental tasks does not constitute work out of classification.
P.	Foreman may reassign Journeyman to other Work Groups for a period up to six (6) consecutive months per employee. Thereafter, the position shall be bid. The terms of this Section shall not be used to circumvent the hiring process.
Q.	No employee will be disciplined for performance deficiencies without being properly trained.
6.9 No Layoff Clause
There shall be no layoff during the term of this Agreement of IBEW represented ACS employees in employment on or before March 6, 2005, without the concurrence of the Union.
It is understood however, that a Company employee who declines a transfer opportunity per Section 6.10, shall waive the no layoff protection.

6.10 Layoff Procedure
In the event certain bargaining unit positions are targeted for transfer or layoff, the parties will attempt to reassign employees to other job classifications prior to utilizing the layoff and recall procedure.
A.	These reassignments will be through the Classification Committee and may be outside the employees’ normal duties, provided they meet the minimum qualifications of the new assignment. Such reassignments will be offered by seniority within affected classifications. Reassigned employees not electing to accept reassignment may pursue participation in the job-share program. Layoff of employees not reassigned nor participating in job-share shall be in accordance with the provisions of this Article.
B.	Seniority shall be used to determine the order of layoffs. The least senior employee in a position targeted for layoff shall be the first to be laid off.
C.	The Company will give two (2) weeks written notice of layoff and provide a layoff allowance as follows:

Months of Continuous Service	Layoff Allowance
Less than 6 months	0 Hours
6 months but less than 25 months	80 Hours
25 months but less than 37 months	100 Hours
37 months but less than 60 months	120 Hours
60 months or over	160 Hours
D.	The employee to be affected may, at the employee’s own discretion, replace another employee with less seniority in the same or lower classification within the Company, provided that the employee meets the minimum qualifications for that position.
E.	The Classification Committee shall determine the qualifications of employees. In the event the Classification Committee is unable to reach a decision within three (3) working days, an impartial tiebreaker will be selected by the appropriate Division Vice President and the Union Business Manager or designees to make the final decision as to an employee’s qualifications.
F.	The employee may seek job-share in lieu of a layoff as provided in Section 5.10 of this Agreement. However, if no job-share opportunity can be identified within the notice period given to the employee the employee shall be subject to layoff as scheduled.
G.	A laid-off employee shall have recall rights for two (2) years after layoff. The Union will be advised of the recall and will have three (3) business days to send notification of recall to the employee. If the employee does not return within fourteen (14) calendar days of when notification was sent, or make alternative arrangements satisfactory to the Company, the Company will have fulfilled its obligations to the employee in regards to recall from layoff.
H.	A recalled employee maintains his service and seniority date, as well as rate of pay.

6.11 Exit Incentive Program
An exit incentive program may be offered to bargaining unit employees prior to utilizing the layoff procedure, as outlined in Section 6.10.
A.	An exit incentive program may be offered to selected areas, work groups and/or selected classifications of the workforce as the Company deems appropriate as a means to assist in regulating the size of the work force in such areas and to assist employees in the transition. The exit incentive program shall:
1)	equal payment to the employee in an amount of two (2) weeks wages multiplied by the number of years of service that the employee has with the Company, or

2)	other exit incentive programs mutually agreed to by the parties.
B.	Employees participating in the exit incentive program may either accept payment in a one-time sum or as bi-weekly payments for the amount of time that equates to the cash-out dollar amount. Employees selecting the biweekly pay-out will not accrue service time nor be eligible for benefits or leave accrual during this period. None of these options shall increase the Company’s expense beyond that of the offer in the previous paragraph.
6.12 Moving Expenses
A.	Employees transferred at the employee’s own request shall be responsible for any moving expenses.
B.	Regular employees transferred at the direction of the Company shall have reasonable family transportation and moving expenses paid by the Company, and will be allowed one (1) paid day of absence plus any additional time consumed in travel.

This is not to be interpreted as guaranteeing the employee a gross cash payment in the fair market value of assistance described herein. In other words, if an employee does not require assistance with a specific provision of this Article, the Company is not bound to pay the employee cash in lieu of using the particular relocation assistance.
1)	Relocation Provisions. All employees who receive relocation assistance from the Company are required to sign a Relocation Expenses Agreement in which the employee agrees to reimburse the Company if the employee voluntarily resigns before completing twelve (12) consecutive months at the new work location. The amount the employee is required to repay will be reduced by one-twelfth (1/12) of the whole for each full month the employee works at the new location.

The Relocation Administrator is responsible for assisting the employee in relocation matters and must approve all relocation arrangements in advance. Failure to do so may result in the employee bearing the unapproved expense.
a.	Reasonable family transportation expenses are defined as relocation travel expenses for employee, spouse, and legal dependents, not to exceed the cost of one-way coach air fare, as determined by the Relocation Coordinator.

b.	Reasonable family moving expenses are defined as transportation of one automobile not to exceed $1,500 and transportation of household goods and personal effects up to a maximum of 15,000 pounds.

•	Insurance will be as authorized per the specific contract between ACS and the carrier.

•	Temporary storage at the point of pick-up or delivery until the employee occupies permanent residence, up to a maximum of thirty (30) days. Charges in excess of thirty (30) days will be borne by employee.

•	Delivery charges from storage will be paid by the company.

•	Items not covered: planes, boats, trains, trailers, campers, motor homes, large home workshops, lawn or garden tractors, firewood, large radio/TV antennas, extensive laboratory equipment, hazardous materials, bricks, lumber, or other items requiring special handling charges.

c.	One (1) paid day of absence plus any additional time consumed in travel. One (1) paid day of absence is defined as eight (8) hours paid at straight time. This is intended to be used for taking care of matters associated with the move, at either end. It is not required to be used in one (1) eight (8) hour block. It will not exceed eight (8) hours regardless of shift or alternate work schedule assigned.

Additional time consumed in travel is defined as the actual time, during normal working hours, that the employee is engaged in the ultimate transit from the former location to the new location. In most cases, because the move will be made by air, this time will not exceed one (1) shift. Employees who elect to drive will be allowed a reasonable time for the trip. While travel time outside normal work hours or days is not compensable, the Company will not compel members to travel during this time merely to save labor expenses.

d.	In addition to “all reasonable family transportation and moving expenses” required by the CBA, ACS will pay for either one (1) house hunting trip or temporary living assistance as defined below:

•	House Hunting: The Company will provide one (1) house hunting trip for the employee and one (1) dependent, up to five (5) days, consisting of airfare or mileage at the current IRS reimbursement rate, Company arranged lodging, meal per diem at $50 per employee, $35 per adult dependent, or $15 per child under age 13. Rental car expenses will also be covered; or

•	Temporary Living Assistance: The Company will provide temporary living assistance at the new location for the employee up to thirty (30) days. Temporary living assistance at the new or old location is also available for dependents, up to fourteen (14) days. Meal per diem at $28 per employee and adult dependent and $15 per child under age 13.

e.	The provisions of this Article apply to relocations in which the employee’s primary work location is moved by more than fifty (50) road miles by the most efficient route.
C.	A regular employee that has moved to another work location because the employee’s job will be eliminated or because the employee has been displaced by an employee with greater seniority will have moving expenses paid by the Company, but not to exceed $1,000.
6.13 Use of Company’s Time, Equipment or Material
Employees shall not use the Company’s time, equipment, or material for other purposes than those authorized, nor shall they be careless or abusive of the Company’s material and equipment.
6.14 Appropriate Dress and Language Code
The Company and the Union agree to a dress code which will encourage neat and professional appearing employees whenever possible, and to promote the use of verbal language which is appropriate and acceptable. Employees are expected to treat all persons with respect, and to recognize and value cultural diversity.
Dress code will vary as required to meet the particular work situation of the employee. Guidelines may be established that reflect the requirements of the department and/or employee work situation. General clothing guidelines for all employees shall:
1)	Be appropriate to the job being performed;

2)	Not present a safety hazard or a risk to the performance of the employee;

3)	Not be distracting to customers or fellow employees, and;

4)	Whenever possible, clothing should be reflective of the professional nature of the Company’s business.
6.15 Compliance with Company Work Rules
Any employee of the Company failing to comply with the written rules, Company policies, department regulations, safety practices, and other necessary regulations in effect, shall be subject to disciplinary action. All such rules and regulations governing working rules in effect shall be explained to the employee, current and available for the guidance of all concerned.
6.16 Statutory Permits, Certificates and Licenses
For any permits, licenses or safety certificates required by a statute or an employee job description, the Company shall be responsible to provide training and fees associated with keeping the permit, license or safety certificate current. A typical example is the Commercial Driver’s License, but not the standard Driver’s License.
6.17 Drug and Alcohol Testing and Reporting
The Company is committed to providing a drug and alcohol free work environment for all employees and ensuring compliance with applicable State and Federal drug and alcohol testing and reporting laws and regulations. In accordance with this commitment the Company:

A.	Conducts drug and alcohol testing to include, but not limited to: post-accident; reasonable suspicion; follow-up; and random for employees covered under the Federal Department of Transportation.
B.	The Company and the IBEW have mutually agreed to Drug and Alcohol Testing and Reporting Policies & Procedures (Policies) dated November 16, 2008, or as amended per this Section. The Policies are on file with the Company and the Union.
C.	Changes or modifications to the Policies that affect terms and conditions of represented employees will be negotiated by the parties and subject to the grievance and arbitration process.
D.	Changes or modifications to the policies that do not affect the terms and conditions of represented employees, such as a change of the collection vendor, will be provided to the Union in writing prior to the change date.
E.	The Company will inform the Union of any changes in the Policies required under State or Federal law or regulation. The Company will make every effort to provide thirty (30) days written notice of the change prior to implementation.
F.	An employee who is found to have violated the Policies will be subject to discipline, up to and including dismissal.
6.18	Classification Families
The intent in grouping jobs into classification families (Families) includes promotion of employee growth and job satisfaction. Classification titles have been modernized to be more relevant to the market/industry. To the extent possible, related jobs have been grouped together in an effort to provide employees greater choice in pursuing career path opportunities. However, family groupings do not limit career path opportunities; employees may bid jobs in any Family.
Employees will not be required to perform the work of other classifications within their Family, nor will they be required to perform the work of a specialty within their classification, except in accordance with Section 6.8, Work Out of Classification. For example, an employee in the Payroll specialty will not be assigned to perform the work of the Collections specialty; and employees in the I&R specialty will not be required to perform the work in the Splicing specialty. Time spent working in a higher classification will be paid at the rate of the higher classification, except for bona fide training situations pursuant to Section 6.8. Employees interested in expanding their skills so they can perform in other classifications will be encouraged to do so.
The grouping of jobs into classification families does not change any specific classification or specialty within a classification. Any proposed changes will be subject to the Classification Committee process in accordance with Section 5.7.

ARTICLE VII
FOREMAN
7.1	Foreman
A.	“Foreman” in this Agreement refers to any of the following positions: General Foreman, Foreman, or Lead. A Foreman is a member of the Bargaining Unit who may direct the work and supervise other employees as assigned. Foremen perform the work of their classification, but only to the extent that such work does not interfere with safety or assigned supervisory duties. Any job classification may report to a Foreman.
B.	The Foreman shall give instructions to the workforce. Foremen shall be assigned supervisory duties as determined by the Company.
1)	Schedule A. The Company may assign a Foreman to direct the work of up to fifteen (15) employees in a single location, or up to twelve (12) employees Statewide; unless mutually agreed otherwise. The Company will assign a Foreman for work groups of at least eight (8) employees.

2)	Schedule B. The Company may assign a Foreman to direct the work of up to eighteen (18) employees in a single location, or up to fifteen (15) employees Statewide; unless mutually agreed otherwise. The Company will assign a Foreman for work groups of at least twelve (12) employees.

3)	If a work group is created that combines a Schedule A employee(s) with employees in Schedule B, this work group will have Foremen to employee ratios consistent with 7.1 (B) 1 above.

4)	The Company will provide the Union with not less than sixty (60) days notice of a decision to consolidate work groups reporting to a Foreman. Work group consolidation is intended to increase the span of control of a Foreman, not to diminish the Foreman role or to circumvent the Agreement. If a Foreman will be displaced, the remaining position(s) will be posted for bid only for the incumbents affected by the consolidation. In these situations only, a bid committee consisting of one (1) union representative and one (1) management representative will award the position. Incumbents displaced will have their Foreman wages grandfathered, and shall receive all applicable wage increases. This grandfathered wage rate will remain in effect through 11:59 pm on December 31, 2012, and thereafter shall be frozen until the negotiated rate meets or exceeds their frozen rate.
C.	In this Agreement, “General Foremen” refers to both the General Foremen and General Lead positions. The Company may, when and where it deems appropriate, create a General Foreman position. A General Foreman may be required to supervise the work and manage the performance of other Foremen or Leads. A General Foreman who is performing duties commonly performed by non-represented managers and supervisors shall be held to the same standards of performance as their non-represented counterparts.
1)	As of the Effective Date of this Agreement, compensation for General Foremen positions shall be the hourly rate as identified in Appendix I.

2)	General Foremen will receive the pension contribution rate of the top classification/level which regularly reports to them.

3)	General Foremen will be paid 118% of the top paid non-Foreman classification which regularly reports to them (or a salaried equivalent).

4)	An acting General Foreman shall be paid 118% of the top wage rate of the applicable classification, with applicable overtime pay and premium pay in accordance with the provisions of this Agreement.

5)	As the duties of the General Foreman position are primarily management and supervisory in nature, the Union agrees to meet with the Company, upon request, to discuss a new compensation program for General Foreman comprised of a base salary and incentive pay. Should the parties reach agreement on such a new compensation arrangement, these positions shall no longer be eligible for overtime pay.

6)	There shall not be more than three (3) General Foreman positions Statewide.

7)	Foreman shall be compensated as follows:
a.	As of February 28, 2010, the wage rates of incumbent Foremen will be grandfathered and they shall receive all applicable wage increases through the term of the Agreement. This grandfathered wage rate will remain in effect through 11:59 pm on December 31, 2012, and shall thereafter be frozen.

b.	If a Foreman position becomes available and there are qualified Foremen with grandfathered pay (under Section 7.1(b)), the position shall first be posted for bid among those grandfathered Foremen. A grandfathered Foreman need not bid on a vacant position in order to remain eligible for grandfathering. However, if no grandfathered Foreman bids, management may appoint a qualified, grandfathered Foreman to the vacancy. If there is more than one qualified, grandfathered Foreman available, the Company will appoint the least senior. If a qualified, grandfathered Foreman is offered and declines such an appointment, the employee shall no longer be eligible for grandfathered wages. Thereafter, the employee shall be paid at the negotiated rate for the employee’s current classification.

c.	Wage rates for new hires or any employee who voluntarily bids into a Foremen position (except under Section 7.1 (C) 7.b above) will be set as follows:
i.	Foremen will be paid at an hourly rate equivalent to 112.5% of the top paid classification/level which regularly reports to them.

ii.	Foremen who supervise salaried employees will be paid at an hourly rate equivalent to 112.5% of the target salary for the top classification/level which regularly reports to them.

iii.	Foremen will receive the pension contribution rate of the top classification/level which regularly reports to them.
D.	Nothing in this Agreement shall be used to remove a Foreman from the Bargaining Unit.

7.2 Line Foreman
When two (2) to four (4) employees compose a Line Crew, one (1) qualified Field Technician shall be the Foreman. When working conditions require, a Line Crew may be increased up to six (6) qualified employees without requiring an additional Foreman. No Line Crew Foreman shall at the same time perform work or supervise work on more than one (1) Line Crew.
7.3 Project Foreman
The Company may assign a Project Foreman to manage the work associated with a specific project for up to three (3) consecutive months. With Union concurrence, the assignment may be extended. A Project Foreman shall work under the guidance of a regular Foreman, General Foreman or non-represented Manager or Supervisor, and shall be assigned to organize and direct the work and requirements associated with the project. A Project Foreman will not have disciplinary authority for the project team. Project Foremen shall be compensated at 108% of the top step of the base rate of pay.

ARTICLE VIII
SAFETY
8.1 Safety
The Company, Union and employees have a common interest in ensuring work is performed in a safe manner. The Company and the Union will cooperate in designing and carrying out a safety program for all employees. It is recognized that the Company has the exclusive responsibility to provide a safe and healthful workplace and conditions of employment.
8.2 Safety Standards
All work shall be executed in a safe and proper manner.
A.	The United States Government Publications, “Electrical Safety Code” and “Safety Rules for the Installation and Maintenance of Electrical Supply and Communication Lines,” the “National Electric Code,” and the “Alaska State Safety Code” and any other applicable safety codes which have been adopted by the State of Alaska will serve as minimum standards to be met in the assignment and performance of work by employees.
B.	Employees watching wire reels or constructing poles leads where conductors are pulled in or where they may come in contact with any other conductors carrying four hundred forty (440) volts or greater shall be journeyman work with the assistance and under the supervision of a foreman. There shall be a grounded metal sheave block between the reel and the first line support.
8.3 Safety Devices
The Company shall furnish such safety devices and first aid kits as may be needed for the safe and proper emergency medical treatment of the employees. Hard hats and liners, gloves, rubber coats and boots and all other necessary equipment for the protection of employees working on life threatening equipment are to be furnished by the Company and shall be used by the employees at all appropriate times.
8.4 Manhole Safety
When any work is being done in a manhole, there shall be an employee stationed at the street level as a safety measure when working conditions warrant.
8.5 Safety/Training Meetings
The Company will provide ongoing regular safety education to all employees. All employees will receive up to one (1) hour per month of safety training above and beyond any safety training required by law. It is understood that there are greater safety risks inherent in the performance of work by employees in certain classifications. Employees working in such classifications will receive additional safety training. This additional safety training will be delivered, i.e., at safety meetings and other venues.
The foreman or designee is responsible for delivery of the safety training and employees will record safety training time on their time card.

8.6 Safety Committee
A Safety Committee composed of four (4) management and four (4) Union representatives (one (1) management and one (1) Union from each of the four (4) Districts) may inspect all tools and equipment, review safety programs and safety training, investigate accidents, and have the right to recommend corrective measures regarding unsafe equipment practices or acts. The four (4) Union representatives will be appointed by the Chief Shop Steward or Business Representative.
8.7 Safety Responsibilities
It shall not be a violation of this Agreement for a bargaining unit employee to refuse to work under unsafe circumstances which could pose an immediate threat of serious personal bodily injury or the threat of significant property damage. Any employee believing that such a situation exists shall immediately notify the appropriate foreman.
8.8 Climbing Safety During Long Periods of Extreme Cold
During extreme cold (i.e. 25° below zero chill factor) an extra employee qualified to climb may be assigned to accompany the employee who has been assigned to climb. During this time period, employees shall be allowed to schedule one-half (1/2) hour lunches.
8.9 Employee Safety Performance Targets and Measures
The Company and Union agree the safety and health of ACS employees and the communities in which they work and the protection of Company assets is of paramount importance. As such, the Company and Union expect all employees to comply with Company policies; federal, state, and local requirements; and to exercise common sense and good judgment to prevent accidents — vehicle, personal injury, property damage, etc. Should an accident occur, we expect employees to cooperate with supervisors, risk management personnel, and the Company’s insurance carrier to minimize the impact of accidents to the health of employees, the public and the community and ACS’ financial well-being.
A. Employee Safety Performance Targets and Measures
Meeting these safety and risk management expectations is an essential job function for every ACS employee. As such, safety will be an important measure of employees’ and supervisors’ performance. The Company will measure results considering the number of preventable accidents, severity of any accidents, and the employee’s compliance with Company policies, procedures and practices, and federal, state, and local statutes and regulations. Target performance is:
•	Zero preventable accidents (“preventable accident” shall mean any occurrences that result in property damage and/or personal injury, regardless of who was injured, what property was damaged, to what extent, or where it occurred, in which the employee failed to exercise reasonable precaution to prevent the occurrence);

•	Full cooperation with Company and carrier safety and risk management personnel to minimize the impact to employees’, the community’s, and the Company’s well- being should an accident occur; and

•	Full compliance with Company policies, procedures, and practices and government statutes and regulations. This information is available on the

Corporate Website or upon request from Human Resources.

The Company’s safety expectations are documented in policies and procedures, as well as federal, state, and local government regulations. Those in effect are documented below, but as the regulatory environment and the Company’s safety programs evolve, it is understood that revisions designed to stay abreast of regulatory requirements or those arising from operational need will continue to be encompassed by this contract provision. Should the Company choose to make revisions to its safety policies and procedures that would have an impact on the terms and conditions of represented employees’ employment, the Company will review those changes with the Union before implementation.
B.	Guideline Consequences of Employee Failing to Meet Safety Performance Targets
Failure to achieve target performance may result in disciplinary or other corrective action. The relevant Safety Committee, as defined in Section 8.6 of the CBA shall analyze each incident and determine whether the accident was preventable, the scope and severity of any safety violations committed by ACS employees, and will make a recommendation for corrective action to prevent reoccurrences. Company management and the Union will consider relevant factors to determine the appropriate discipline, if any, for each employee involved in the accident, and will follow up to ensure appropriate corrective action is taken to prevent reoccurrences of like accidents. Factors the Company and Union will assess to determine whether discipline is appropriate and at what level will include:
•	Number of years of Company service

•	Number of years without an accident

•	Number of previous accidents

•	Appropriate use of safety equipment

•	Potential liability to the Company

•	Whether cited for a violation of law unless overturned

•	Safe operation of Company vehicles, equipment and machinery

•	Environmental conditions such as weather and road conditions

•	If at fault, degree of fault

•	Extent of injury to employee and/or damage to Company property

•	Extent of injury to others and/or damage to property

•	Driving record

•	Supervisor’s accountability for specialized training, skills and compliance
The Company and Union will assess the seriousness and context of each incident to determine the appropriate action. For example, if an employee’s first incident was a preventable accident that resulted in injury and was the result of an employee’s reckless disregard of Company policy and the law, termination may be appropriate. Similarly, an employee with an impeccable safety record for five years who has an isolated incident that does not result in injuries or property damage may warrant no discipline.

8.10 Inclement Weather
Regular employees who report for work on a scheduled work day and who, because of inclement weather or other similar causes are unable to work, shall receive pay for the full day when sent home by the Company. The employee may be assigned first aid, safety or other instruction duties prior to being released. If it becomes necessary to work during an adverse situation, the foreman will evaluate each situation to ensure the safety of the employee in regards to the work to be performed.

ARTICLE IX
WORK WEEK AND SCHEDULES
9.1 Workweek
The standard workweek shall begin Sunday, 12:00 a.m. midnight, and end Saturday, 11:59 pm, the same as a calendar week, and shall consist of five (5) consecutive days of which one (1) day worked may be Saturday or Sunday except as otherwise provided in this Agreement or mutually agreed by the Company and Union.
9.2 Workday
The standard workday shall be eight (8) consecutive hours, excluding a lunch break, as scheduled by the Company between the hours of 7:00 a.m. and 9:00 p.m., except as otherwise provided for in this Agreement or mutually agreed between the Company and the Union. Employees will start and end their shifts at their assigned work location unless in travel status.
A. Lunches
1)	Lunches will be paid or unpaid in accordance with the work rules for the employees’ work group and as scheduled by management.

2)	The Employer will schedule lunch periods. Lunches will be unpaid unless an employee cannot leave the work site or workstation. The Company will make every reasonable effort to accommodate one-half (1/2) or one (1) hour lunches as requested by the employee.

3)	If an employee is unable to leave the work site or workstation they shall be paid for the lunch period and any alarm or work required will be accomplished regardless of when it occurs during the shift.

4)	Management may schedule staggered lunch hours to meet the needs of service.

5)	Occasional Lunch Changes — At the request of the employee and with prior approval of the Foreman, an employee may request to occasionally take an unpaid lunch period for as short as thirty (30) minutes or as long as ninety (90) minutes. Additionally, the employee may change the time of day the lunch break is observed; provided such changes do not disrupt the business needs of the Company or shorten the workday.

6)	Alternative Regular Lunch schedules — With prior approval of the Foreman, an employee may take on a regular basis an unpaid lunch period for as long as ninety (90) minutes for such things as exercise, school activities, dependent care transportation, etc. Lunch break placement may be at a time other than the midpoint of the employee’s workday; provided such alternative lunch schedule does not disrupt the business needs of the Company or shorten the workday.
9.3 Shifts and Schedules
Shifts and schedules will be bid and awarded on a seniority basis approximately every ninety (90) days.
A. The immediate Foreman shall be responsible for scheduling and posting the schedule.

B.	Schedules shall be posted at least one (1) week in advance of the workweek. Changes may be made to an employee’s schedule but in no event will employees be given less than two (2) work days notice excluding weekends preceding the workweek involved. For any changes not in accordance with the foregoing, the affected employee will receive time and one-half (1 1/2X) for hours worked on the first day of the new schedule.
C.	Foreman shall normally work a five (5) day – eight (8) hour schedule, or such other schedule as best fits the requirements of the work group; however, alternate schedules may be worked by a Foreman with management approval.
9.4 Alternate Workweek and Workdays
The Company may establish the following alternate workweeks and workdays to meet the needs of the business. The Company will post these designated alternate workweek and workday shifts and schedules in accordance with the procedure set forth in Section 9.3 above. Other alternate workweeks and workdays may be established by mutual agreement during the term of this Agreement as business needs arise.
A. Work Rules for Alternate Workweeks or Workdays
The Company and the Union recognize the importance of balancing the Company’s staffing needs with scheduling rules that accommodate employee needs. Accordingly, the following work rules shall apply to the establishment, implementation and scheduling of all alternate workweek and workdays.
1)	Where it is practical to do so, the Company will seek to fill alternate workweek and workday shifts on a voluntary basis. Unless otherwise specified below, the Company will first seek volunteers to work these shifts and then will assign the least senior qualified employee(s) if no volunteers are available.

2)	If more than one schedule type is being offered to a work group, the most senior qualified employee to volunteer will be selected to work the schedule in question. If there are no volunteers, the least senior qualified employee will be required to work the schedule.

3)	No employee will be assigned to work 1) non-consecutive days off or 2) both Saturday of one workweek and Sunday of the following workweek more than twice (2x) a month without the employee’s consent. If there are no volunteers to cover these schedules for regular non-consecutive days off or weekend work, then shifts with non-consecutive days off or both weekend days will be assigned and rotated among the least senior employees in the Work Group.

4)	If the Company elects to place a regular full-time employee on a work schedule with less than forty (40) hours (i.e. a 3-12s schedule or a shortened Sunday in Retail Sales & Service), the employee will be paid at straight time for the non-worked hours necessary to bring the employee’s standard schedule up to forty (40).

5)	Foremen may work a non 5-8s work schedule with prior management approval. If a Foreman is approved for such a schedule, supervisory coverage for that Foreman’s work group may be provided by another Foreman in the same or higher classification family.

6)	Employees on any of these work schedules may work without a Foreman for up to two (2) hours daily.

7)	The use of 3-12s and 4-10s over consecutive weekend days will be limited to those Work groups which are routinely staffed seven (7) days a week (e.g. Retail Sales and Service, Technical Support, Computer Operators, NOC/Tier II).
B.	Subject to adjustment in accordance with the work rules set forth in A above, the following Alternate Workweeks and Workdays have been established.
1)	Four (4) Day — Ten (10) Hour Workweek (4-10s)
a.	The 4-10s work schedule will be worked on any four (4) consecutive days with three (3) consecutive days off.

b.	4-10s work schedules are paid at straight time.
2)	Nine (9) day – eighty (80) hour schedule (9-80s) — A 9-80s schedule is defined as an alternating, two (2) week schedule in which:
a.	One week consists of any five (5) consecutive nine (9) hour workdays, with two (2) days off (Week A).

b.	The other week consists of any four (4) consecutive days; three (3) of which are nine (9) hour workdays and one (1) workday which is an eight (8) hour day, with three (3) days off (Week B).

c.	9-80s work schedules are paid at straight time.
3)	Three (3) Day – Twelve (12) Hour Workweek (3-12s)
a.	The 3-12s work schedule will be worked on any three (3) consecutive days, with four (4) consecutive days off.

b.	3-12s work schedules are paid at straight time.
4)	Seven (7) Day – Twelve (12) Hour Workweek (7-12s)
a.	7-12s are voluntary, except when used to cover work performed in remote communities.

b.	On Week A of a 7-12s work schedule an employee works seven (7) twelve (12) hour days. On Week B of a 7-12s work schedule an employee has seven (7) scheduled days off.

c.	7-12s work schedules are paid at eighty (80) hours of straight time and four (4) hours of time and one half (1 1/2 X) per pay period.

d.	7-12s shift must be worked for an entire pay period.
5)	Alternate Five (5) Day – Eight (8) Hour Workweek (5-8s)
a.	Up to 10% of the workforce in Retail Sales & Service, Consumer Sales & Service and Support Services may be scheduled with non-consecutive days off so long as one of the days off is Saturday or Sunday. The requirement that one of the days off be Saturday or Sunday may be waved on a voluntary basis.
6)	Floater Position:

Floater positions are not a shift, but are rather a bid position where an employee can be assigned schedule changes without the penalties defined in CBA 9.3 (C), and will receive a pay premium of five percent (5%) for all hours worked.

The Company may establish floater positions by classification and for any of the available workweeks between the hours of 7:00 a.m. and 9:00 p.m. Positions shall be posted for bid identifying the floater requirements of the position. Start times may be changed if notice is provided before the end of the shift on the preceding day.
9.5 Five (5) day – Ten (10) Hour Workweek (5-10s)
Where the 5-10s work day schedule is established, the following rules will apply:
A.	The 5-10s work schedule will be worked on a voluntary basis on any five (5) days during the work week.
B.	Employees working this schedule will be paid straight time for the first eight (8) hours worked or paid, and time and one-half (1 1/2 x) for the last two (2) hours worked of each day.
C.	Any employee volunteering to work the 5-10s schedule but unable to work all five days may, with Foreman approval, work as many ten-hour days as available. For time worked on this schedule, the employee will be paid at time and one-half (1 1/2 X) for time worked as follows: (a) the 9th and 10th hours worked in any day, and (b) all hours after forty (40) straight time hours worked, up to and including the 50th hour.
D. No meal allowance will be paid for OT worked under this temporary schedule.
E.	All 5-10s workdays shall be scheduled to include the employee’s normal workday hours unless modified by mutual agreement.
9.6	Shift Differential
A.	All employees working a regular eight (8) hour shift which has a starting time outside of the hours 7:00 a.m. to 12:00 p.m. shall receive a shift differential equal to ten percent (10%) of their regular hourly rate of pay for hours worked on the evening shift (start time up to 12:00 a.m.) and fifteen percent (15%) of the employee’s regularly hourly rate of pay for hours worked on the night shift (start time of 12:00 a.m. or later). (Employees working until 9:00 p.m. may elect to take a 1/2 hour lunch and start the shift at 12:30 p.m. and shall not receive the shift differential).
B.	For employees working alternate shifts, when the majority of the hours of a shift are within four p.m. (4:00 p.m.) and twelve a.m. (12:00 a.m.), all hours worked shall be compensated at the regular rate of pay plus ten percent (10%) shift differential. When the majority of the hours of a shift are within twelve a.m. (12:00 a.m.) and eight a.m. (8:00 a.m.), all hours worked shall be compensated at the regular rate plus fifteen percent (15%) shift differential.
9.7 Flex-Time
Flex-time may be worked with the mutual consent of the Company and the Union. This Section shall not be utilized to shorten the normal workday.

9.8 Relief All employees shall have at least eight (8) hours relief between shifts.
9.9 Eight-Hour Break
An employee who has been on duty for four (4) or more hours outside of the employee’s regularly scheduled shift, shall not report to work the following regularly scheduled shift until the employee has had a minimum of eight (8) consecutive hours relief.
A.	Any part of the employee’s relief period which falls within the affected employee’s regularly scheduled shift shall be compensated at the applicable straight time rate of pay. If employees do not report for work following such eight (8) hours of relief, they will not be entitled to straight-time pay for those hours of their regularly scheduled shift which were included in their eight (8) hours of relief.
B.	When required to work by the Company with less than eight (8) consecutive hours relief, the employee will receive two (2) times the applicable straight time rate for all hours worked until eight (8) hours of continuous relief is received.
C.	Employees shall have the option to use FTO in lieu of returning to work to complete the regularly scheduled shift.
9.10 Rest Periods
The Company recognizes two (2) rest periods of fifteen (15) minutes duration including travel time, one in the first half of a shift and one in the second half of the shift.
9.11 Time Changes
When a change is made to Daylight Savings Time, employees will not receive less time than their normal shift because of the night tour being reduced by one (1) hour; the Company may, however, require the employee to work a full eight (8) hour shift. It is also understood that when a change is made back to Standard Time, those employees required to work beyond their regular shift will be paid the OT rate.
9.12 Meal Allowances
The Company will pay employees a sixteen dollar ($16.00) meal allowance and provide the time necessary to consume the meal (up to one half (1/2) hour paid at the straight time rate). Employees will be entitled to a meal at intervals of four (4) hours under the conditions described in A and B below, for as long as the employee is required to work. If an employee is required to return to work during a meal break, except for employees in work areas already provided paid time to eat their meal, an additional half hour at the straight time rate may be taken as warranted by the work conditions (i.e. a repair crew working outside in adverse weather conditions).
A.	Contiguous to the Shift — When employees are required to work more than two (2) full hours after their regular quitting time or four (4) or more full hours prior to but contiguous with the start of their shift and there is no break in the continuity of work, the Company shall provide a meal allowance.
B.	Call-Out — When an employee is called out to work four (4) hours outside of their regular shift, the Company shall provide a meal allowance.

C.	Where individual employees are assigned a Company vehicle, Company vehicles should be returned to their assigned location prior to the taking of a meal; however, if the work or job is to continue, the vehicle may be used during the meal period.
D.	OT assignments on an employee’s first scheduled day off are not eligible for a meal allowance for the first eight (8) work hours, provided the employee was given twenty-four (24) hours notice prior to the beginning of the assignment.
E.	When an employee is scheduled to work back to back shifts, two (2) meal allowances shall be paid and the employee shall be entitled to leave the work area for a half (1/2)-hour paid meal break at approximately the mid-point of the second eight (8) hour shift, as part of the second eight (8) hour shift. There shall be no additional time paid to consume the meals.
F.	There shall be no pyramiding of meal allowances or additional time to eat the meal when working a shift that includes the time necessary to eat.
G.	Employees who are working within their normal service area shall not be eligible for Meal Allowance pay during that time. Regular service area shall be defined as the geographic area to which an employee’s assigned crew is regularly responsible. The terminus of the employee’s trip must also be close enough in distance to their start point that the employee can make the trip to and from the service area within one (1) scheduled eight (8) hour work day.

ARTICLE X
WAGE RATES AND PREMIUM PAY
10.1 Wage Rates
Wage rates shall be as set forth in Appendix I of this Agreement.
10.2 Overtime (OT) and Premium Pay
A.	Overtime (“OT”) – Time worked in excess of the daily shift period of eight (8) hours and/or in excess of the normal workweek of forty (40) hours. OT shall be compensated at one and one-half (1 1/2 x) times the applicable straight time rate of pay, computed to the nearest quarter (1/4) hour; provided, however, that OT shall be compensated at two (2) times the straight time rate for any hours worked consecutively beyond ten (10) in a day, or fifty (50) in a week.
B.	Seventh (7th) Consecutive Day Worked OT — Time on the seventh consecutive day worked shall be paid at two (2) times the straight-time rate except as is provided in other articles of this Agreement. Thereafter, shift differential will not double for purposes of this Section.
C.	Premium Pay for Work performed on a Holiday — Any work performed on a holiday shall be paid at time and one half (1 1/2X) for each hour worked plus straight time pay for the Holiday, except as provided for in Section 12.1A (4) and for hours worked beyond ten (10) consecutive hours on the Holiday or fifty (50) hours in the week; which will be compensated at the rate per Section 10.2 A.
10.3 Call-Out Pay
Employees called to work outside their regular shift shall be paid at two (2) times the straight time hourly rate for actual hours worked with a two (2) hour minimum per call out. Such call-out pay shall commence at the “time of contact” and continue until the employee leaves the work site or shop. Employees called to perform work which can be done at home shall be paid two (2) times the straight time hourly rate for actual hours worked with a one (1) hour minimum per call out.
10.4 Pyramiding Prohibited
Payment of OT at a premium rate shall not be compounded or paid in addition to any other premium rate paid for work incurred during the same work period. Payment of OT will be calculated at the base rate. Shift premium and compounding of OT will not be included in the calculation.
10.5 Standby Time
The Company may assign employees within the Network Technician, Field Technician, and Network Engineer Classification Families to standby status as necessary to meet service obligations. Employees in other Classification Families may be assigned to standby status by mutual agreement. Employees on standby will be responsible for fulfilling service calls.
Standby will be scheduled thirty (30) days in advance for a three (3) month period. No employee in a Work group will be involuntarily scheduled for more than twenty-one (21) days and/or evenings during the three (3) month period. Standby will not be scheduled to conflict with scheduled leave time, i.e., weekend before or after scheduled leave time, without the consent of the employee.
Standby hours shall be compensable and shall be paid as follows: one (1) hour straight time pay per evening, six (6) hours straight time pay for the weekend consisting from quitting time Friday to starting time on Monday or a total of ten (10) hours of straight time pay for the Standard Work Week plus one (1) additional straight time hour for each Holiday. Standby hours shall not be considered compensable for the purposes of pension contributions under Section 13.3.
A.	“Low Person” on the OT list will be offered standby first and on up the list for each scheduled work week. If there are no volunteers, the employee with the least OT will be assigned the standby for that work week, however, an employee will not be assigned consecutive weeks of standby or more than one week of standby per month without the consent of the affected employee.
B.	An employee on standby status is required to respond to a call-out within one hour of receiving the call. Failure to respond to a call-out in a timely manner while on standby may result in disciplinary action.
C.	Standby time is not considered OT, but will be used in calculating hours for the OT list.
D.	The Company agrees to cross-train employees where needed to permit the effective utilization of employees on Standby.
E.	All Journeymen (to include working foremen) may be scheduled for standby. If an employee on scheduled standby wishes to defer the obligation, it will be the employee’s responsibility to secure a replacement for coverage. If illness, injury or other emergency prevents the scheduled employee from meeting the obligation for a scheduled standby, then the standby will be offered again from low to high employee on the OT list. If there are no volunteers, the next lowest employee on the OT list will assume the duty.
F.	The Company will provide a cellular telephone or pager to the person on standby duty. (The person on standby assumes responsibility if the cellular telephone or pager is lost, stolen, or damaged due to misuse.)
10.6 High Time
All employees shall be compensated at the rate of double time (2X) while working on poles or structures of the system, seventy (70) feet or more above the ground or building to which it is attached. This rule shall not apply when employees are working on the roofs of buildings.
10.7 Distribution of OT
A.	It is the responsibility of all Foremen/Leads to keep accurate OT lists.
B.	The parties recognize that all employees must work together to ensure the Company’s legitimate OT needs are met.
C.	The Foreman will provide current OT lists by Work Group to the responsible call-out centers and if requested, the applicable Shop Steward on a bi-weekly basis. The low OT employee on the applicable OT list shall be on top of each list and the high OT employee on the bottom of the list. Each employee within an OT Work Group will have their Specialty noted on the OT list.
D.	Unscheduled OT: The low OT employee in the Work Group with the necessary Specialty will be first choice for any unscheduled OT, the second employee the second choice, etc., until at least five (5) calls to employees have been made for each position required. An employee who expects to be unavailable for an OT call during any two (2) week period may have his/her name removed from the OT list without penalty.
1.	If no regular or temporary employees are available, the Company may use subcontractor employees (in accordance with Section 1.8) to perform the OT.
E.	Employee OT Balances: An employee’s OT balance will be increased (“Charged”) for either an acceptance or a missed/refusal of an OT opportunity, as follows: eight (8) hours of time and one half (1 1/2 X) = twelve (12) hours straight time, four (4) hours of Double (2X) time = eight (8) hours of straight time, etc.
F.	Scheduled Overtime: The Notice for scheduled OT will be posted no less than forty eight (48) hours excluding weekends (“Notice”), in advance of the OT. An employee who refuses will not be Charged the OT opportunity if the employee did not receive adequate Notice. An employee who refuses will be Charged the overtime opportunity if the employee did receive adequate Notice.
G.	OT opportunities will be distributed as evenly as possible by Specialty within a Work Group.
H.	Temporary employees will be considered only after regular employees in the applicable OT Work Group.
I.	Unintentional mistakes in the selection of employees shall not be considered a violation of this Agreement. Employees harmed by such mistakes shall be given first choice for the next OT opportunity.
J.	New regular employees will be assigned an OT balance equal to the average of all employees by Specialty within their Work Group at the start of their employment.
K.	An employee on approved leave or Worker’s Compensation will not be charged if an OT call is missed or declined. An employee returning after thirty (30) days on medical leave or Worker’s Compensation will be removed from the OT list and averaged back in upon their return to work.
L.	Employee OT balances will be reduced to zero (0) effective January 1 each year.
M.	Employees temporarily re-assigned from their Work Group shall remain on their original OT list and remain eligible for OT in that Work Group. OT accepted or rejected in the employee’s Work Group shall be charged to their original OT list.
N.	Foreman/Leads shall function as OT back up in the event no employees are available to work.

ARTICLE XI
TRAVEL
11.1	Meals

A.	Meal Allowances
1)	No Pyramiding: There shall be no pyramiding of meal allowances or additional time to eat the meal.

2)	The OT meal allowance provisions in Section 9.12 of this Agreement shall apply to an employee who is in travel status while on a work assignment, but shall not be applicable to travel in connection with training.

3)	Travel Meal Allowance: The following meal allowance rates have been established for reimbursement of meal expenses when an employee is away from his/her normal work site:

	Overnight Rate	Non-Overnight Rate*
Breakfast	$12.00	$14.50
Lunch	$14.00	$17.50
Dinner	$25.00	$31.75

*	Non-overnight rate applies if meal allowance qualifies as taxable income.
B.	Reimbursement of Actual Expenses
1)	Meal Expenses: The meal allowances set forth above are provided to cover all meal expenses. However, with prior approval from the supervisor, an employee may receive reimbursement of reasonable actual meal expenses while in travel status in a high cost location. In such cases, reimbursement of actual expenses for meals will generally apply for the duration of the employee’s stay in that location and must be supported by valid receipts. Reimbursement of reasonable actual meal expenses, supported by valid receipts, may be considered in situations where Company provided board proves inadequate.

2)	Non-Meal Expenses: Valid receipts must support all non-meal expenses. Employees who elect to travel by alternate methods, dates or times shall not be reimbursed for any additional expenses.
11.2	Travel for Training
These conditions are for training only and shall not apply to working outside of the Company service area.
A.	Pay for Training Travel: Employees will be compensated at the straight time hourly rate for traveling to or from a training location if said travel occurs outside normally scheduled hours. The driver will be compensated at time and one-half (1 1/2 x) the straight time hourly rate. When the employee is stranded because of unforeseen events, the employee shall receive pay at the straight time hourly rate, for no more than four (4) hours beyond shift. Lodging and meal allowances as listed in this Agreement shall apply if the employee is stranded overnight.

B.	Schedule: Training hours shall supersede the employee’s regular shift and shall become the employee’s reporting and quitting times.

C.	Transportation: The Company shall provide transportation for training. No vehicle allowance will be provided if employee declines Company transportation.

D.	Lodging: When lodging is required, the Company shall provide the lodging and the appropriate meal allowance shall apply.

E.	Holidays: All training performed on a holiday shall be paid at the regular hourly rate of pay for each hour. Employees shall have eight (8) hours of Flexible Time Off credited to their annual leave bank if the holiday is missed.

F.	Personal Call: In accordance with Company policy, one call of reasonable length may be made to the employee’s home each night while away on company business.

11.3	Travel to Perform Work

A.	Scheduled Out of Town Travel — Upon providing an employee with advance notice, as required, an employee may be assigned to work in a location other than that to which they are normally assigned, for no more than two (2) weeks without a trip home.
1)	If it is more cost effective to bring an employee home than would be the cost of room and board for a weekend stay, the Company will make every effort to bring the employee home on the weekends.

2)	If the employee chooses to stay and the cost of room and board is greater than bringing the employee home, the employee shall be responsible for the additional costs.
B.	Pay for work performed outside of the employees scheduled shift: One and one-half times (1 1/2 x) the straight time hourly rate shall be paid for travel by air, sea, or standby time related to such travel performed outside the employee’s regular scheduled shift.

C.	Transportation: The employee will utilize Company-provided transportation to and from the location on Company time. The Company shall furnish transportation from shop to job, job to job, and job to shop. Where reasonably available, transportation shall be by a licensed carrier, certified by an appropriate licensing agency. No employee shall be required to accept transportation with any carrier if there is a reasonable concern about safety.

D.	Lodging: When traveling on Company business, employees shall have a choice of staying in Company provided-lodging or receiving a per diem of one hundred dollars ($100.00) per day in lieu of lodging.

An employee who spends the night in a Bush community where commercial lodging is not available shall receive an additional lodging per diem of fifty dollars ($50) per day.

E.	Personal Call: In accordance with Company policy, one call of reasonable length may be made to the employee’s home each night while away on company business.

ARTICLE XII
HOLIDAYS AND TIME OFF
12.1	Company Holidays

A.	The following days shall be recognized Company holidays:
New Years Day
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Day after Thanksgiving
Christmas
1)	Regular and probationary employees shall be eligible for Company holidays, provided the employee is in paid status the last scheduled workday preceding the holiday and the first scheduled work day following the holiday. Company holidays for regular part-time employees will be considered to be six (6) hours. Temporary employees are not eligible for Company holidays.

2)	Company Observed Holidays: For the purposes of this Section, when a holiday falls on Sunday, the following Monday shall be observed as the holiday; and if a holiday falls on a Saturday, the preceding Friday shall be observed as the Holiday.
a.	If the Company Observed Holiday falls on the employee’s first scheduled day off, the preceding work day shall be recognized as the holiday;

b.	If the Company Observed Holiday falls on the employee’s final scheduled day off, the following work day shall be recognized as the holiday;

c.	If the Company Observed Holiday falls in between the employee’s first and final scheduled days off, the supervisor may designate either the preceding work day or first succeeding work day as the holiday.
3)	For employees who are on other than five days, eight hour shifts (5-8s), management may modify the employees’ regular schedules during any work week in which a Company holiday falls to provide adequate operational coverage and to ensure that employees are able to earn eighty (80) hours of pay during the pay period. However, if the Company does not modify schedules, the employee will receive pay for the holiday based on straight time pay for the number of hours the employee would regularly be scheduled for on that day (i.e., ten (10) hours for a 4-10s shift, twelve (12) hours for a 3-12s shift).

4)	If employees regularly scheduled to work in retail stores are required to work on the Day after Thanksgiving, eight (8) additional hours or the number of hours the employee would regularly be scheduled for that day (i.e., ten (10) hours for a 4-10s shift, twelve (12) hours for a 3-12s shift) will be added to their FTO account during that pay period and will receive straight time pay for the hours worked.

5)	When the Company is open for business in a work group on the Day after Thanksgiving, the Company will request volunteers by seniority. In the event there are not enough volunteers to fill these needs, employees normally assigned to work that shift will be assigned to work in reverse order of seniority.

6)	When the Company is open for business in a work group on any other Holiday, the Company will offer the premium pay opportunity via that work group’s overtime list. In the event there are not enough volunteers to fill these needs, employees normally assigned to work that shift will be assigned to work in reverse order of seniority.

7)	Part-time bush employees who request and are granted permission to work on a Company holiday will be paid at the applicable straight time rate and will also be granted an additional personal holiday to be used prior to the end of the calendar year. If the Company requires a part-time bush employee to work a Company holiday, the employee shall be paid for the hours worked as provided for in Article X.
B.	Personal Holidays
1)	Regular employees will be credited annually with four (4) personal holidays as follows: two (2) days on January 1 and two (2) on July 1 of each year. Temporary employees do not receive personal holidays.

2)	Personal holidays for newly hired regular full-time employees shall be credited based on the month of hire, as follows:

Date of Hire	Number of Days	Dates Credited
Prior to March 31	4	April 1 (2), July 1, October 1
Prior to June 30	3	July 1 (2), October 1
Prior to August 31	2	September 1, October 1
Prior to September 30	1	October 1
October 1 or later	0
3)	Regular part-time employees are credited with personal holidays on a pro-rated basis, using the number of hours worked in the previous calendar quarter. For example, an employee with 390 hours in the prior calendar quarter would have worked 75 percent (75%) of a full-time schedule. The employee would therefore receive credit for 75 percent (75%) of a personal holiday (i.e., 6.0 hours) on each date a personal holiday was credited.

4)	Requests for time off using a personal holiday must be submitted by an employee to the immediate foreman in accordance with Section 12.5. Full-time employees must take personal holidays in eight (8) hour increments. Full-time and part-time employees will be required to use accrued FTO as necessary to cover their absence from the regularly scheduled shift (e.g., use eight (8) hours of personal holiday, plus two (2) hours of FTO to cover a 4-10s shift; use eight (8) hours of personal holiday, plus four (4) hours of FTO to cover a 3-12s shift).

5)	Personal holidays have no cash value and are forfeited if not used by December 31 of the calendar year or before separation from employment.
12.2	Flexible Time Off (FTO) Accrual Rates

A.	Regular employees shall accrue Flexible Time Off (FTO) at the following rates:

Months of Service	Hours per pay period
0 to 23 months	4.62
24 to 47 months	6.15
48 to 119 months	7.69
120 to 191 months	9.23
192+ months	10.77
B.	FTO accrual for part-time employees is calculated each pay period based on the hours worked in the payroll period. For example, an employee who worked sixty (60) hours during a payroll period would receive seventy-five percent (75%) of the applicable accrual rate for that period.

C.	Accrual rates will change the pay period coincident with or first following attainment of continuous service in accordance with 12.2 (A) above. Leave accrues during the period of time an employee is on paid leave.

D.	Additional accrual shall be canceled if the employee fails to return to duty upon completion of the employee’s authorized leave.

E.	Leave does not accrue during periods of Workers’ Compensation leave or leave without pay.

12.3	FTO Accrual Limits
Accrued and unused leave may be carried over from one year to the next within the following limitations:
A.	On December 31 of any year, an employee may not have more than four hundred forty (440) hours of accrued FTO. Any accrued FTO in excess of four hundred forty (440) hours as of December 31 of any year will be transferred into an employee’s SSP balance.

B.	No later than two (2) pay periods after the effective date of this Agreement employees with hours in excess of four hundred forty (440) will be cashed out.

C.	Newly hired employees shall accrue FTO but shall not be able to use FTO until successful completion of the six (6) month probation period. Additionally, hours accrued during the probationary period have no cash value. Upon successful completion of the probation period, FTO accrued shall be available for use and shall have cash value.

D.	Scheduled FTO canceled by the Company due to operational requirements will be deferred until the following year if the employee had no reasonable opportunity to reschedule the leave during the current year. Such deferred FTO will not be counted against the four hundred forty (440) hour maximum accrual limit.

12.4	Scheduling of FTO
FTO shall be scheduled and approved on a seniority basis, except as provided for in Section 12.5. The Company shall schedule vacations, after consulting with the employees within each work group and taking into consideration seniority. The following stipulations will govern this process.
A.	The number of employees permitted to be on FTO at any time shall be twenty percent (20%) for a Work Group. This limit may be waived by the Company.

B.	Annual scheduling shall begin on the first working day in January and shall be completed no later than the last working day of February for seniority to be utilized. FTO will be scheduled for the twelve (12) months beginning March 1 of the year being scheduled and continue through the last day of February of the following year.

C.	Semi-annual scheduling of FTO may be implemented by a majority vote of a Work Group prior to the January scheduling period. The first six (6) month period, January 1 through June 30, scheduling shall begin on November 1 and end no later than December 31; for the second period, July 1 through December 31, scheduling shall begin on May 1 and end no later than June 30. Employees may elect to schedule FTO which overlaps the last month of one and the first month of another scheduling period.

D.	All scheduling will be done by Work Group or by Specialty, if there are multiple Specialties within a Work Group, as best meets Business Needs, and shall include all shifts.

E.	Employee requests for leave without pay will not be approved in the initial scheduling process, but may be wait listed.

F.	Employees submit their FTO requests, beginning with the most senior employee and working down to the least senior employee.

G.	Employees will only be approved for one continuous block of FTO at a time, scheduled in full day increments.

H.	The most senior employees of the work unit will submit a leave slip to their foreman who will first verify FTO amounts and projections, then communicate approval of the employee’s request. This process will continue with the next most senior employee until all employees have scheduled FTO, i.e. second choice, third choice, fourth choice, etc.

I.	Each employee will know in advance what days within the two (2) six (6) month periods or year are available for scheduling. Thereafter, the employee shall be given until the following scheduled workday to submit their request.

J.	The foreman will make a master leave schedule which will be available for review by employees of their Work Group.

K.	FTO requests shall be approved, wait listed, or denied and communicated to the employee at the time the request is submitted.

12.5	Incidental Time Off Requests
Incidental requests for time off shall be approved or disapproved in accordance with this provision. Employees must generally exhaust their FTO bank before requesting approval for additional time off as leave without pay.
A.	Short Term FTO Request — An employee shall request approval from the appropriate supervisor in writing or via email at least one (1) business day in advance when requesting up to sixteen (16) hours of FTO.

B.	Long Term FTO Request: An employee requesting more than sixteen (16) hours of FTO must provide at least two (2) weeks written notice to their supervisor.

C.	Approval Process: The approving supervisor may approve or deny the FTO request based on staffing and business needs. The approving supervisor shall respond to the requesting employee by phone and with a confirming email prior to the end of the requesting employee’s shift on the day the short term FTO request is made, or within two (2) business days for a long term FTO request. If the employee’s supervisor is not available the manager may approve or disapprove the request.
1)	If the supervisor or manager does not respond to the employee’s FTO request within the timelines then the FTO request shall be considered denied unless the employee’s request is approved by a higher level manager.

2)	If the employee cannot be spared from the work group at the time requested, the request shall be granted as soon as the employee can be spared from duty.
D.	Incidental Illness or Medical Appointments — Whenever possible, employees will provide advance notice of not less than forty-eight (48) hours for scheduled medical appointments. Leave taken for medical appointments or illnesses without advance notice may be excused. The Company may require a doctor’s certification for a period of absence in excess of three (3) days. The expense of such medical certification will be the responsibility of the employee.

E.	Emergency Leave: In the case of a death in the immediate family, as defined in Section 12.8, emergency leave for up to thirty (30) calendar days will be allowed upon request to the appropriate Vice President or designee. The employee may elect to use their FTO, bereavement leave, time off without pay, or a combination of during this leave period.

F.	Extended Long Term Absence. Regular employees may be granted a long term leave of absence, business requirements permitting, for up to one hundred eighty (180) calendar days without loss of seniority. Requests for long term leaves of absence shall be submitted in writing to the Division Vice President and the Vice President of Human Resources, or their designees, no later than thirty (30) days prior to the requested period. Unless precluded by changes in business, the employee will be restored to the employee’s regular job upon conclusion of the long-term leave.

12.6	Unscheduled Absence
Regular attendance at work is an essential requirement for all employees and it is the employee’s responsibility to report to work on time. Excessive absenteeism, frequent unexcused absences, reporting to work late, or failing to notify a supervisor of a late arrival or an unscheduled absence prior to the start of a work shift, are unacceptable, without good cause, and may result in disciplinary action, up to and including dismissal.
A.	An employee who is unable to report for work must notify the designated foreman of the reason(s) for the absence prior to the start of the scheduled shift as promptly as the available means of communication permit.

B.	Supervisors may excuse unscheduled absences arising from reasons beyond an employee’s control provided such absences are infrequent.

C.	At the Company’s discretion, a doctor’s certification may be required for any absence due to a single illness or injury that exceeds three (3) calendar days. The expense of such medical certification will be the responsibility of the employee.

12.7	FMLA Leaves of Absence
All employees will be entitled to Family and Medical Leave (FML) and Military Family Leave (MFL), regardless of the size of the workforce in their geographical location, if they otherwise meet the statutory eligibility requirements (e.g., currently twelve (12) months of employment and at least 1,250 hours worked during the prior twelve (12) month period).
The Company and the Union incorporated into this agreement by reference the provisions and definitions of the Federal Family and Medical Leave Act (FMLA). (29 CFR Part 825) Provisions of FML and MFL are available on-line on the corporate Policies and Procedures page.
12.8	Bereavement Leave
The Company shall grant a regular employee up to a maximum of four (4) days of paid leave, without the loss of FTO, for a death that occurs in the employee’s immediate family.
For the purposes of this Section, immediate family shall be defined as the employee’s spouse or the following relatives of the employee or spouse:

Child (natural or legally adopted) Grandparents Grandchildren	Parents or Step-Parents Brothers Sisters
12.9	Jury Duty
Jury duty for regular or probationary employees shall be treated as administrative leave without loss of leave or pay.
A.	Service in court when subpoenaed as a witness on behalf of the Company, or when called as an expert on a matter of Company concern or relating to a Company function, shall be treated the same as jury duty.

B.	Fees paid by the court, other than travel or subsistence allowance, shall be deducted from the employee’s pay upon submission of a receipt, which establishes the court compensation. Receipts are due to payroll, no later than two (2) weeks after receipt of jury pay, except that fees paid for court duty that occurs on the employee’s normal non-workdays may be retained by the employee.
1)	Witness service for purposes other than just described shall be covered by FTO.

C.	Employees, upon receiving written notice of being called for jury duty, will immediately provide their foreman with a copy of such notice. In the event an employee called for jury duty is excused, the employee shall return to work within a reasonable time. With prior approval of the foreman, employees shall have the option to use annual leave in lieu of returning to work to complete the regularly scheduled shift.

D.	Employees who are called for jury duty shall, at the employee’s option, be scheduled on the day shift, Monday through Friday, for the duration of the jury duty only, and will be returned to their normal shift under the time limitations covered in this Agreement.

12.10	Military Leave
All employees covered under this Agreement shall be entitled to administrative leave without pay for any active duty in any Armed Forces component (including units of the National Guard and Reserve) under the terms of the 1994 Uniformed Services Employment and Reemployment Rights Act (USERRA).
A.	Any eligible employee shall be allowed a maximum of fifteen (15) days per calendar year for military leave with pay.

B.	Employees are required to present a copy of official orders for active duty as soon as possible to the Company to comply with the law and to allow the Company to reschedule the work force.

C.	Employees on military duty assignments will go back to a 5-8s schedule shift to limit the impact on the employee’s eighty (80) hour pay period.

D.	Compensation employees receive from the military (up to the employee’s normal rate of pay) shall be deducted from the employee’s pay upon submission of a receipt which establishes the appropriate military compensation. Military pay receipts are due to payroll no later than two (2) weeks after receiving military pay.

12.11	Cash-in of FTO
An employee, upon written request twice (2x) per calendar year, shall be permitted to cash in up to a maximum of forty (40) hours of accrued FTO annually, provided the request is made twenty-one (21) days in advance of the next payroll period.
A.	Hours cashed in shall not be considered compensable hours for the purposes of pension contributions under Section 13.3.

B.	In the event of a bona fide hardship situation, the twenty-one (21) day notice and cash-in maximum may be waived.

C.	If any portion of the annual limit is not cashed in from the prior three (3) years, it may be carried over up to a maximum of one hundred sixty (160) hours of cashable FTO.

D.	All accrued FTO will be cashed out upon an employee’s separation of employment.

12.12	Supplemental Workers Compensation
An on the job injury covered by Workers’ Compensation shall not cause the employee to lose any accrued FTO.
A.	In addition to statutorily provided payments, the Company will compensate the employee one hundred percent (100%) of the difference between Workers’ Compensation and the employee’s regular rate of pay until the employee is able to return to duty or medically retired provided however, that such time does not exceed fifty-two (52) weeks.

B.	Disability income payments received as a result of Company contributions on the employee’s behalf to the Alaska Electrical Health and Welfare Trust will reduce supplemental workers’ compensation pay provided for in this Section, whether or not the employee applies for the benefits. At no time will total disability benefits delivered be less than or exceed one hundred percent (100%) of the employee’s pre-disability net regular pay.

C.	The Supplemental Workers’ Compensation shall cease at the time the employee becomes eligible for benefits under the Company’s long term disability income insurance plan (LTD).

D.	For each hour paid under this Section, the Company shall make the appropriate health and welfare contribution; other contributions however, shall not be applicable.

12.13	Supplemental Sick Pay (SSP)
A balance of SSP hours shall be established to provide employees an option to receive full pay during any prolonged non-occupational illness or injury.
A.	SSP hours may be accumulated by converting excess FTO, as described in Section 12.3, or an employee may also voluntarily convert additional FTO to SSP, in eight (8) hour increments, at the end of each calendar year. Except as provided in Appendix III, SSP will not be cashed out upon an employee’s termination of employment.

B.	An employee who has a SSP balance may draw upon that balance commencing the sixth (6th) consecutive workday of an absence for the same disability. An employee may also commence using SSP for an extended absence after an intermittent leave of up to forty (40) hours within ten (10) consecutive work days for the same disability. SSP shall be paid at one hundred percent (100%) of the employee’s straight-time hourly base rate, except for instances when the employee is eligible to receive disability pay from the Health & Welfare Trust. In such cases, the payment shall be adjusted so that the sum of SSP plus disability pay from the Health & Welfare Trust equals the employee’s base rate. SSP may continue until the employee is no longer disabled, or until the employee becomes eligible to receive benefits under the Company’s LTD Plan, whichever occurs first.

C.	During the first six (6) months of any absence for which the employee is eligible to receive disability payments from the Health & Welfare Trust, the Company shall make required pension contributions for each hour of SSP received by the employee. During such period, however, Health & Welfare contributions shall not be applicable.

12.14	Return to Work
An employee released to return to work after an accident or prolonged medical treatment shall provide the Company with a statement from a licensed medical physician to the effect that the employee is able to resume full duty. If less than full duty can be resumed, and the cause of his absence was:
A.	An On-the-Job Injury — The employee will be permitted to return to work, with the Company utilizing the employee’s capabilities in a manner suitable to the Company.

B.	An Off-the-Job Injury or Prolonged Illness — The employee will not be permitted to return to work until a reduced duty and reduced temporary wage is agreed upon by the Division Vice President and the Union Business Manager, or their designated representatives.

ARTICLE XIII
EMPLOYEE BENEFITS
13.1	Health & Welfare Plan
The Company will make monthly contributions to the Alaska Electrical Health & Welfare Trust (“H&W Trust”) on behalf of all regular employees covered under this Agreement, in accordance with the terms of the Plan.
A.	Newly hired employees will be enrolled in the Trust Plan of their choice the first day of the month following their first full month of employment.

B.	The maximum monthly contribution by the Company to the H&W Trust as of the effective date of this Agreement shall be $985.40 per employee. Thereafter, the annual increase in the maximum monthly Company contribution due to any future increases in H&W Trust costs shall be capped at five percent (5%) for the 1st year of the Agreement, four percent (4%) for the 2nd year of the Agreement, and five percent (5%) for the 3rd year of the Agreement. Any such increase in the Company’s contributions will be effective the first day of the month in which the H&W Trust increase is implemented.

C.	If approved by the H&W Trust, a range of Trust Plan options, i.e. 500, 501, 502, etc., may be made available to individual employees within the bargaining unit. If an employee selects a Trust Plan less expensive than Plan 500, both the Company and the employee will realize the reduced cost, with the company paying 80% and the employee paying 20% of the lower monthly premium. Selection of a more expensive Plan by an employee will not obligate the Company to pay more than the maximum contribution set forth in paragraph B above.

D.	The Union agrees to make its best efforts to work with the H&W Trust to establish and offer a range of Trust Plan options including low cost catastrophic medical coverage plan for employees desiring such a health coverage plan option.

E.	The Company may offer a Wellness Plan to employees covered under this Agreement, provided that the award of any cash compensation under such Plan requires the mutual agreement of the Union.

F.	Effective commencing the first pay period in January 2010, the Company will apply a subsidy in the amount of $10.00 per pay period to reduce the premium co-pay amount deducted from the paychecks of Schedule B employees. (See Appendix V.)

G.	The Company and the Union have agreed to establish a pro-rated rate for reimbursement of H&W Health Plan benefit premiums to be used when billing for reimbursement of Shop Stewards time.
The rate is established using the following formula:
12 x (monthly H&W premium – employee contribution)/2080 = hourly reimbursement rate
e.g. 12 x ($1232 — $246.60) / 2080 hours = $5.69 / hour reimbursement
This premium will be charged on regular pay hours only for no more than eight (8) hours per day or forty (40) hours per week.

13.2	Survivor Income Benefits
The Company will fund basic life and accidental dismemberment and death insurance benefits. Additionally, employees will be offered the opportunity to purchase voluntary supplemental life insurance and accidental death and dismemberment coverage. These programs will be provided under the same terms and conditions as it is provided to non-represented employees.
13.3	Retirement
The Company agrees to contribute to the Alaska Electrical Pension Trust Fund (“AEPTF”) on behalf of regular employees covered under the collective bargaining agreement, in accordance with the terms of the Plan.
A.	The contribution rate shall be as listed in Appendix I per compensable hour. Contributions will be made on behalf of newly hired employees beginning the first day of the month following their first full month of employment.

B.	Any covered employee who is a participant in the AEPTF may elect to reallocate the contributions made by the Employer to the AEPTF according to the rules regarding the reallocation of contributions from the Defined Benefit Plan to the Defined Contribution Plan as outlined in the Trust Plan documents. If an employee makes application to the Plan Administrator for a reallocation and the application is approved, the Plan Administrator will notify the Employer of the new allocation of contributions. The Employer agrees to remit future contributions according to such instructions, except when it appears that to do so would bring the individual employee’s pension benefit requirements below those necessary to fund the employee’s ultimate pension benefits. The allocation will continue in effect until the Plan Administrator notifies the Employer of a subsequent reallocation or until it appears that the employee’s pension benefit requirements fall below those necessary to fund the employee’s ultimate pension benefits. Nothing in this supplemental agreement will cause the Employer to contribute more or less on behalf of an employee than the amount specified in the collective bargaining agreement.

C.	There will be a moratorium on Movement of Monies as defined in Section 13.7, from wages to pension, until December 31, 2012.

13.4	Apprenticeship Training
The Company agrees to contribute fifteen cents ($.15) to the Alaska Joint Electrical Apprenticeship and Training Trust (“AJEA&TT”) per compensable hour for all employees in IBEW Journey and apprenticeable positions (Appendix V), except for hours worked by temporary employees described in Section 5.9.
13.5	Alaska Electrical Money Purchase Pension Plan
Regular employees shall be eligible to participate in the Alaska Electrical Money Purchase Pension Plan.
13.6	401(k) Savings Plan
Regular employees shall be eligible to participate in the Company Employee 401(k) savings plan under the terms and conditions in place as of the effective date of this Agreement. The parties agree to meet and negotiate over any significant changes to this benefit.

13.7	Movement of Monies
During the duration of this Agreement the bargaining unit shall be allowed the movement of monies, once per calendar year (i.e., wages to benefits or benefits to benefits), so long as:
1)	The negotiated package price does not change;

2)	a majority of those employees in the same classification elect to do so;

3)	The defined benefit pension plan contribution rate does not go below four dollars ($4.00) per compensable hour, and;

4)	The trustees of the respective plans approve all proposed changes.
13.8	Long Term Disability Income Insurance Plan
The Company will provide Long Term Disability (LTD) Income Insurance Plan benefits for eligible regular, full-time employees.
A.	The provisions of the Company LTD Plan will govern and control in any case where conflict might arise or be claimed to exist between any provision of the LTD Plan and any provision of this Agreement.

B.	The Company will advise the Union in writing before implementing any significant change in the design or administration of the LTD Plan that directly affects the employees covered in this Agreement.

13.9	Communication Services
The Company shall provide employees with a discount of no less than 15% on all ACS residential (non-business) monthly recurring services (Local, Long Distance, Wireless and Internet but not DISH).
Any employee that makes use of a competitor’s service when service is available from ACS shall not be eligible for this benefit on any of their ACS services. Additionally, employees outside of ACS service areas that use the services of a non-IBEW signatory service provider when the services of an IBEW signatory service provider are available shall not be eligible for this benefit (i.e. an employee can choose between MTA television service, GCI television service or DISH TV). If employee elects to use GCI they shall not be eligible for the ACS communication benefit but would receive this benefit if they choose MTA or DISH).
Employees who have two delinquent payments within a twelve (12) month period will lose the Communications Services benefit for one (1) year.
13.10	Education Assistance Program
The Company is committed to providing opportunities for employees to improve present job performance and to prepare for reasonable attainable jobs within the Company.
A.	The Company will refund qualified tuition expense in connection with courses of study from an accredited or state approved post-secondary education institute, trade school or part of an appropriate qualified professional certification provided by a third party vendor that an employee successfully completes, provided that the course of study is related to the employee’s current job or other reasonably attainable Company position.

B.	Qualified reimbursable expenses include: tuition, registration fees, examination fees, and laboratory charges provided the employee obtains a satisfactory (C or better/pass) grade. Student fees, transportation, late fees, drop/add fees and other expenses are not covered.

C.	The refund shall be for one hundred percent (100%) of the first class taken each year and eighty (80%) of total costs, up to a yearly limit per employee of five thousand two hundred and fifty dollars ($5,250.00).

D.	In order to obtain tuition reimbursement, the employee must obtain prior written approval from their Director and the Director, Workforce Operations, Human Resources department, that the proposed course is qualified under (A) above, and provide documentation of successful completion and tuition expenses paid.

E.	The employee is required to sign the Request for Education Assistance to repay the Company in the event of voluntary termination, within three hundred sixty (360) calendar days after completion of the course as follows:

Time after Course Completion	Repayment
< 3 months	100%
3 < 6 months	75%
6 < 9 months	50%
9 < 12 months	25%
12 + months	0%
13.11	IBEW Hardship and Benevolent Fund (IHBF)
The Company shall deduct from members’ net pay five cents ($.05) per compensable hour worked by all bargaining unit employees. These deductions will be transmitted in accordance with mutually established payroll procedures to the designated Trustee. ‘
13.12	Legal Benefits
Eligible employees will have access to legal benefits through the ACS Employee Assistance Program (EAP). ACS will pay one hundred percent (100%) of the cost of the EAP, and maintain the EAP with legal benefits at the current level through the life o f the Agreement.
13.13	Leave Donation Replacement Fund (LDRF)
The Company shall, beginning with the first administratively practicable pay period following notification by IBEW that a majority of bargaining unit employees elect to participate in the LDRF, deduct from members’ net pay two cents ($.02) per compensable hour worked by all bargaining unit employees. These deductions will be transmitted in accordance with mutually established payroll procedures to the Union. Effective upon notification from the IBEW of favorable IRS determination, the deduction will be converted to a pre-tax deduction. This modification applies prospectively effective the first administratively practicable pay period following receipt of a copy of the IRS determination letter.

The LDRF will be established by the Union and administered by a governing board consisting of one (1) Chief Steward and up to four (4) ACS bargaining unit members appointed by the Business Manager or designee. The LDRF will be used solely for the benefit of the ACS bargaining unit, to assist members who have depleted their FTO bank and require additional assistance. The Chief Steward will serve as Chairperson of the Board. Employees in need may submit an application for financial assistance to the LDRF board. The LDRF board will grant or deny requests for financial assistance in accordance with fair and reasonable criteria established by the board.

ARTICLE XIV
PAYDAYS
14.1	Paydays
Employees shall be paid on a bi-weekly basis, with regular paydays as designated by the Company. If a payday falls on a holiday or a bank holiday, payday shall be on the preceding business day.
14.2	Wage Increase
Any increase in wages shall be effective on the first day of the pay period closest to the effective date to the payroll action.
14.3	Pay upon Separation
When separated from employment, an employee shall receive all accrued earnings not later than seventy-two (72) hours from the time of termination, excluding Saturday, Sunday, or legal holiday, or as otherwise required by Alaska law.

ARTICLE XV
MISCELLANEOUS
15.1	Tools
A.	The Company agrees to furnish to regular employees all necessary equipment, tools, climber pads, climber gaffs for climbers using removable gaffs, climbers, body belts, safety and climber straps and other devices necessary to maintain the standard of service required by the Company and to keep such items in good working condition. The Company shall determine what items will be used by regular employees and necessity for replacement. Worn or broken tools will be replaced by the Company on presentation of such tools by the employee. Employees will be responsible for loss, theft, and misuse of tools; and replacement of such tools will be at the employee’s expense.

B.	Employees in the Fleet Services unit will furnish their own tools appropriate to their trade and classification level. The Company shall pay tool replacement and steel-toed safety shoes allowance each month payable on a bi-weekly basis in accordance with the following:

$60.00 per month	Foreman, Fleet Service Technician III
$50.00 per month	Fleet Service Technician II
$40.00 per month	Fleet Service Technician I
C.	All employees in classifications involving vehicle maintenance will be required to wear steel-toed safety shoes in their work areas as required.

15.2	Lockers
Where appropriate, the Company will provide lockers for clothing, tools, etc., of employees. Where required, facilities for drying clothing and equipment will be provided.
15.3	Personal Vehicles
No employee shall utilize his own personal vehicle to transport employees, tools and materials to any job or to the shop. Employees shall use vehicles either owned or operated by the Company. With the express approval of the employee’s foreman, an employee may utilize their personal vehicle to report from one work site to another work site and shall be entitled to mileage reimbursement in accordance with the Company’s policy. Employees reporting from one work location to another shall be in pay status.

APPENDIX I — WAGE STRUCTURE
Alaska Communication Systems Union Wage Structure as of February 28, 2010
Appendix I for Collective Bargaining Agreement

	Network Technician			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

4	General Foreman	General Foreman	(A)	(C)
3	Network Technician Foreman	CT Foreman	(A)	(B)
Customer & Network Support Foreman
Level 2	Network Technician	Cellular Technician - Switch	$8.00	32.93	33.76	34.58	35.40	36.22	37.04
CT/Data Technician
CT/IP
CT/ISP Inspector
CT/Microwave
CT/Network Installer
CT/Network Switching Tech
CT/PBX I & R
Customer & Network Support Technicians

	Field Technician			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

4	General Foreman	General Foreman	(A)	(C)
3	Field Technician Foreman	CT Foreman	(A)	(B)
Level 2	Field Technician	Cellular Technician - Field	$8.00	32.93	33.76	34.58	35.40	36.22	37.04
CT/Bush Technicians
CT/Cable Splicer
CT/Facility Technician
CT/Field Service Technician
CT/Lineman
CT/OSP Inspector
CT/PayStation I & R
1				0 hrs	1600 hrs	3200 hrs	4800 hrs	6400 hrs	8000 hrs
	NonJrny Field Technicians	CT/NonJrny Bush Technicians	$8.00	21.40	23.71	26.01	28.32	30.63	32.93

	Network Engineer			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

5	Network Engineer Foreman	CT Engineering Foreman	(A)	(B)
4	Network Engineer IV	CT Engineer III	$8.00	34.67	35.44	36.21	36.98	37.75	38.52
3	Network Engineer III	Engineer II	$8.00	32.93	33.76	34.58	35.40	36.22	37.04
2	Network Engineer II	Engineer I	$5.25	27.94	29.35	30.76	32.17	33.58	34.99
	Network Engineer II.a	Systems Development Specialist	$8.00	29.64	30.30	30.96	31.62	32.27	32.93
1	Network Engineer I	Engineering Tech	$5.25	28.27	28.90	29.53	30.16	30.79	31.42
		IP Engineer I	$5.25	26.63	27.36	28.10	28.83	29.57	30.30

	Systems Engineer
	2010 Classification Name	1999 Classification Name	P	Entry	Target	Max	Incentive

3	Systems Engineer Foreman	IP Engineer Foreman	(A)	86,758.05	101,796.85	109,893.33	7,000
2	Systems Engineer II	IP Engineer III	$8.00	82,131.04	96,012.49	107,579.65	6,000
1	Systems Engineer I	IP Engineer II	$8.00	64,779.75	78,661.21	80,974.43	4,000

	Facility Maintenance Technician			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

3	Facility Maintenance Foreman	Facility Maintenance Foreman	(A)	(B)
2	Facility Maintenance Technician II	Facility Maintenance Person	$8.00	29.64	30.30	30.96	31.62	32.27	32.93
1	Facility Maintenance Technician I	Facility Maintenance Custodian	$4.25	20.06	20.50	20.95	21.39	21.84	22.28

	Fleet Service Technician			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

4	Fleet Service Foreman	Mechanic Foreman	(A)	(B)
3	Fleet Service Technician III	Journeyman Mechanic	$8.00	29.64	30.30	30.96	31.62	32.27	32.93
2		Non-Journeyman Mechanic	$5.25	28.27	28.90	29.53	30.16	30.79	31.42
	Fleet Service Technician II	Mechanics Parts Person	$5.25	28.27	29.06	29.85	30.63	31.42
1	Fleet Service Technician I	Mechanic Helper	$5.25	21.78	22.54	23.29	24.20	24.81

	Chief Shop Steward			Step 1
	2010 Classification Name	1999 Classification Name	P	Start

1	Chief Shop Steward	Chief Shop Steward	$8.00	(E)

	Materials Management Specialist			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

4	Materials Management Foreman	Warehouse Foreman	(A)	(B)
3	Materials Management Specialist II.a	Warehouseman	$8.00	23.31	24.48	25.65	26.81	27.98	29.15
2	Materials Management Specialist II	Materials Management Specialist II	$6.00	18.59	19.82	21.06	22.30	23.54	24.78
1	Materials Management Specialist I	Materials Specialist	$4.50	18.86	19.25	19.64	20.04	20.43
		Distribution Specialist	$4.75	18.17	18.56	18.94	19.32	19.70		pension vote
0	Materials Management Assistant	Warehouse Assistant		14.82	(Student Hires - not eligible for pension)

	Business Support Specialist			Step 1	Step 2	Step 3	Step 4	Step 5
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos

Level 6	Lead Business Support Specialist	Ld End User Billing Representative	(A)	(B)
		Ld Payroll Specialist
		Ld Sr Clerical Specialist
		Lead Customer Service Representative
5	Business Support Specialist V	End User Billing Representative	$4.25	21.98	22.56	23.15	23.74	24.32
4	Business Support Specialist IV	Customer Service Representative	$4.25	14.95	17.01	19.06	21.11	23.17
3	Business Support Specialist III	Collection Specialist	$4.75	15.00	16.75	18.51	20.26	22.02
		Payroll Specialist	$5.25	14.41	16.16	17.92	19.67	21.42	Pension Vote
2	Business Support Specialist II	Sr Clerical Specialist	$4.75	18.86	19.25	19.64	20.04	20.43
1	Business Support Specialist I	Clerical Specialist	$4.75	18.17	18.56	18.94	19.32	19.70

	Service Delivery Specialist			Step 1	Step 2	Step 3	Step 4	Step 5	Step 6
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos	30 mos

Level 6	Lead Service Delivery Specialist	CT Engineering Foreman	(A)	(B)
		Lead Line Assigner I
		Lead Assistant Account Executive
		Lead Dispatch and Repair Representative
		Lead Service Order Representative
5	Service Delivery Specialist V	Engineer II	$8.00	32.93	33.76	34.58	35.40	36.22	37.04
4		Automated Provisioning Specialist	$8.00	31.99	32.70	33.41	34.13	34.84	35.55
	Service Delivery Specialist IV	Line Assigner II	$8.00	29.64	30.30	30.96	31.62	32.27	32.93
3	Service Delivery Specialist III	Line Assigner I	$6.25	27.30	28.06	28.81	29.57	30.33
2	Service Delivery Specialist II	Assistant Account Executive	$4.25	25.14	25.54	25.93	26.32	26.71
1		Dispatch and Repair Representative	$4.25	14.95	17.01	19.06	21.11	23.17
	Service Delivery Specialist I	Service Order Representative	$4.25	14.95	17.01	19.06	21.11	23.17

	Sales and Service Associate			Step 1	Step 2	Step 3	Step 4	Step 5
	2010 Classification Name	1999 Classification Name	P	Start	6 mos	12 mos	18 mos	24 mos

	General Lead, Sales and Service
5	Associate	General Lead/Foreman	(A)	(C)
Level 4	Lead Sales and Service Associate	Lead Business Service Representative	(A)	(B)
		Sales & Service Representative, Lead
		Training Specialist (gf)
3	Sales and Service Associate III	Business Service Representative	$4.25	21.98	22.56	23.15	23.74	24.32
2	Sales and Service Associate II	Level III SSR, Workforce Analyst		21.10	21.38	21.66	21.94	22.22
	Pension	Pension		4.00	4.25	4.25	4.25	4.25
Level 1	Sales and Service Associate I	Level II SSR		14.56	16.43	18.07	19.51	20.53
	Pension	Pension		3.25	3.50	3.75	4.00	4.25	Pension
	Level I SSR	Level I SSR		13.16	14.65	16.14	17.45	18.38	Vote
	Pension	Pension		3.50	3.75	4.00	4.25	4.50

	Technical Support Specialist			Step 1	Step 2	Step 3	Step 4	Step 5
	2010 Classification Name	1999 Classification Name		Start	6 mos	12 mos	18 mos	24 mos

	Lead Technical Support
4	Specialist	PC Support Foreman (gf)	(A)	(B)
		Lead ITSRR
3	Techncial Support Specialist III	PC Support Technician	$4.25	17.35	19.56	21.76	23.96	26.17
2		Help Desk Technician	$4.25	17.35	19.12	20.88	22.65	24.42
	Techncial Support Specialist II	Internet Technical Support & Repair Rep	$4.00	14.10	16.05	18.00	19.95	21.90
1	Technical Support Specialist I	Computer Operator I and II	$4.25	14.32	16.73	19.14	20.04	20.93

Footnotes:

A	The Chief Shop Steward classification is paid at top hourly craft rate of pay.

APPENDIX II — WAGE INCREASES
A.	Effective February 28, 2010, all employees covered by this collective bargaining agreement will receive a two and one-half percent (2.5% ) wage increase.

B.	Effective January 1, 2011, all employees covered by this collective bargaining agreement will receive a two and one-half percent (2.5% ) wage increase.

C.	Effective January 1, 2012, all employees covered by this collective bargaining agreement will receive a two and one-half percent (2.5% ) wage increase.

APPENDIX III — SUPPLEMENTAL SICK PAY
SUPPLEMENTAL SICK PAY (SSP) Any FMUS employees with cashable SSP shall be cashed out not later than two (2) pay periods after the effective date of this Agreement.

APPENDIX IV — DEFINITIONS
Foreman — an employee who is in one of the following positions: General Foreman, Foreman or Lead.
Specialty — a specialized skill set which allows an employee to perform a category of functions or tasks (e.g., installation, maintenance and repair of PBX systems) within a classification. Employees may have multiple specialties that are applicable beyond their current classifications.
Skill Group — a group of employees who share a Specialty and who may be grouped together on a common Overtime List or Standby List.
Work Group — the organizational entity (e.g., department) to which employees are normally assigned to work (e.g., Construction, Field Services, Central Office). A Work Group may consist of multiple Skill Groups with differing Specialties
OT Work Group — eligible, qualified employees included on a list identifying those available for overtime opportunities within a Work Group.
Job Families — job classifications grouped together into categories or occupational series based on primary work functions (e.g., sales and service, fleet services, materials management) to facilitate assignment and supervision of work, training and development, and career advancement.
Journeyman — an employee who has either successfully completed an IBEW or other apprenticeship program or otherwise attained journeyman status through experience and education.
Promotional Opportunity — a bidding situation where the total of the top wage and pension of the applicant’s current classification is less than the total of the top wage and pension for the classification for which applicant has applied.
Driver’s License — for positions requiring a driver’s license, an Alaska driver’s license, or for applicants who are exempt by State or federal law (e.g. military dependents) proof from any state’s department of motor vehicles is required. Employees hired into a classification requiring a valid driver’s license shall be required to provide proof of an Alaska Driver’s License within thirty (30) days of hire.
Frozen Wage — a wage rate that by specific agreement has been maintained at a level above the negotiated wage rate at the time the rate was frozen; a Frozen Wage is not increased by the percentage amount negotiated for general wage increases unless and until the maximum rate for the classification equals, or exceeds the Frozen Rate, after which the Frozen Rate expires and the classification wage rate maximum applies.

Grandfathered Wage — A wage rate that by specific agreement has been maintained at a level above the negotiated wage rate; a Grandfathered Wage is increased by the percentage amount negotiated for general wage increases, notwithstanding that the increased rate may be above the maximum rate for the classification.

APPENDIX V — SCHEDULE A AND B FOR SECTIONS 13.1 AND 13.4

Schedule A	Schedule B
Chief Shop Steward	Business Support Specialist
Facility Maintenance Foreman (Electrician)	Facility Maintenance Foreman (except Electrician)
Facility Maintenance Technician (Electrician)	Facility Maintenance Technician (except Electrician)
Field Technician Foreman	Lead Business Support Specialist
Field Technician	Fleet Service Technician I
Fleet Service Foreman	Fleet Service Technician II
Fleet Service Technician III	General Lead
General Foreman	Materials Management Foreman
Network Engineer Foreman	Materials Management Specialist
Network Engineer	Sales and Service Associate
Network Technician Foreman	Lead Sales and Service Associate
Network Technician	Service Delivery Specialist (except SDS IV)
Service Delivery Specialist IV	Lead Service Delivery Specialist (except over SDS IV)
Lead Service Delivery Specialist over SDS IV	Technical Support Foreman
Systems Engineer Foreman	Technical Support Specialist
Systems Engineer

APPENDIX VI — SCHEDULE A AND B FOR SECTION 7.1

Schedule A Classification Family	Schedule B Classification Family
Network Technician	Network Engineer
Field Technician	Systems Engineer
Facility Maintenance Technician	Business Support Specialist
Fleet Service Technician	Service Delivery Specialist
Materials Management Specialist	Sales & Service Associate
Technical Support Specialist

Appendix VII
CLASSIFICATION FAMILY MAPPING

Classifications before 1/1/2010	Classifications as of 1/1/2010
Assistant Account Executive	Service Delivery Specialist II
Automated Provisioning Specialist	Service Delivery Specialist IV
Business Service Representative	Sales and Service Associate III
Cellular Technician — Field	Field Technician
Cellular Technician — Switch	Network Technician
Chief Shop Steward	Chief Shop Steward

Clerical Specialist	Business Support Specialist I
CNS Foreman	Network Technician Foreman
Collection Specialist	Business Support Specialist III
Payroll Specialist	Business Support Specialist III
Computer Operator I	Technical Support Specialist I
Computer Operator II	Technical Support Specialist I
CT Engineer III	Network Engineer IV
CT Engineering Foreman	Network Engineer Foreman
CT Engineering Foreman in Service Delivery	Lead Service Delivery Specialist
CT Foreman	Network Technician Foreman Field Technician Foreman
CT/Bush Technicians	Field Technician
CT/Cable Splicer	Field Technician
CT/Data Technician	Network Technician
CT/Facility Technician	Field Technician
CT/Field Service Technician	Field Technician
CT/IP	Network Technician
CT/ISP Inspector	Network Technician
CT/Lineman	Field Technician
CT/Microwave	Network Technician
CT/Network Installer	Network Technician
CT/Network Switching Tech	Network Technician
CT/NonJrny Bush Techs	NonJrny Field Technicians
CT/OSP Inspector	Field Technician
CT/PayStation I & R	Field Technician
CT/PBX I & R	Network Technician
Customer & Network Support Technicians	Network Technician
Customer Service Representative	Business Support Specialist IV
Dispatch & Repair Representative	Service Delivery Specialist I
Distribution Specialist	Materials Management Specialist I
End User Billing Representative	Business Support Specialist V
Engineer I	Network Engineer II
Engineer II	Network Engineer III

Classifications before 1/1/2010	Classifications as of 1/1/2010
Engineer II in Service Delivery	Service Delivery Specialist V
Engineering Tech	Network Engineer I
Facility Maintenance Custodian	Facility Maintenance Technician I
Facility Maintenance Foreman	Facility Maintenance Foreman
Facility Maintenance Person	Facility Maintenance Technician II
General Foreman	General Foreman
General Lead/Foreman	General Lead
Help Desk Technician	Technical Support Specialist II
Internet Technical Support & Repair Representative	Technical Support Specialist II
IP Engineer Foreman	Systems Engineer Foreman
IP Engineer I	Network Engineer I
IP Engineer II	Systems Engineer I
IP Engineer III	Systems Engineer II
Journeyman Mechanic	Fleet Service Technician III
Lead Assistant Account Executive	Lead Service Delivery Specialist
Lead Business Sales Representative	Lead Sales and Service Associate

Lead Customer Service Representative	Lead Business Support Specialist
Lead Dispatch & Repair Representative	Lead Service Delivery Specialist
Lead End User Billing Representative	Lead Business Support Specialist
Lead Internet Technical Support & Repair Representative	Lead Technical Support Specialist
Lead Line Assigner	Lead Service Delivery Specialist
Lead Payroll Specialist	Lead Business Support Specialist
Lead Sales & Service Representative	Lead Sales and Service Associate
Lead Service Order Representative	Lead Service Delivery Specialist
Lead Sr Clerical Specialist	Lead Business Support Specialist
Line Assigner I	Service Delivery Specialist III
Line Assigner II	Service Delivery Specialist IV
Materials Specialist	Materials Management Specialist I
Mechanic Foreman	Fleet Service Foreman
Mechanic Helper	Fleet Service Technician I
Mechanic Parts Person	Fleet Service Technician II
Non-Journey Mechanic	Fleet Service Technician II
PC Support Foreman	Lead Technical Support Specialist
PC Support Technician	Technical Support Specialist III
Sales & Service Representative I	Sales and Service Associate I
Sales & Service Representative II	Sales and Service Associate I
Sales & Service Representative III	Sales and Service Associate II
Service Order Representative	Service Delivery Specialist I
Sr Clerical Specialist	Business Support Specialist II

Classifications before 1/1/2010	Classifications as of 1/1/2010
Systems Development Specialist	Network Engineer II.a
Training Specialist	Lead Sales and Service Associate
Warehouse Assistant	Warehouse Assistant
Warehouse Foreman	Materials Management Foreman
Warehouseman	Materials Management Specialist II.a
Workforce Analyst	Sales and Service Associate III

LETTER OF UNDERSTANDING — SEVERANCE FREEZE
The Company agrees to freeze the entitlement weeks of severance pay for the following employees at the indicated levels:

		WEEKS OF
	NAME	ENTITLEMENT
JUNEAU DOUGLAS	Albert F. Bixby	21
	Kenneth W. Coate	29
	Thomas A. Karpstein	13

	Stephen M. Treston	13

GLACIER STATE	Theodore P. Goossen	13

	Rick G. Olson	29
In the event any of the foregoing employees are laid off from employment from the bargaining unit, they shall receive the above-referenced weeks of severance pay in lieu of that amount provided for in the Agreement, unless the Agreement provides for a greater amount in which case the Agreement shall prevail.

LETTER OF UNDERSTANDING — GRANDFATHERED WAGE RATES
Former PTI employees who remain continuously employed in the classifications listed below will receive grandfathered wage rates and applicable wage increases. This grandfathered wage rate will remain in effect through 11:59 pm on December 31, 2012, and thereafter shall be frozen until the negotiated rate meets or exceeds their frozen rate.

CT/Network Switching Technician

ATU	Deanna C. Baker

Engineer II

PTI/Century	David H. Hopkins
ATU	Shari R. Torkelson

Senior Clerical Specialist

PTI/Century	Mary C. Arness
PTI/Century	Pamela J. Miller
PTI/Century	Donna J. Reese

CT Field Services Foreman

ATU	Charlie Breitenstein

Applicable ACS regular employees who were reclassified to the Sales and Service Representative or the Internet Technical Support Repair Representative classifications and who remain continuously employed will receive a grandfathered wage rate and applicable wage increases. This grandfathered wage rate will remain in effect through 11:59 pm on December 31, 2012, and thereafter shall be frozen until the negotiated rate meets or exceeds their frozen rate.

Sales & Service Representatives I

Elinor A. Banisch

Sales & Service Representatives II
Brenda Brewer	Marjorie G. Miscovich
Cheryl A. Brouillette	Jaime S. Myers
Rita A. Brown	Madeline M. Nutting
Sheree R. Bustamante	Valerie A. Pierce
Joy D. Chirigotis	Katheryn D. Powell
Janice A. Conger	Margaret A. Raven
Bruce M. Congleton	Sharlene M. Richard
Elizabeth Cornelius	Grace E. Santini
Tamra K. Day	Terry L. Schlotfeldt
Lenora R.Hagan	Terry R. Sheffield
Sandra A. Harley	Mona E. Sim
Vivian B. Hitchcock	Rayna M. Smith
Bettyann Hogan	Phyllis D. Snow
Julie-Ann Howard	D Jeanne. Taylor
Danielle M. Huffman/Burke	Shirley A. Wallingford
Teresa L. Hurley	David E. Wasson
Teresa G. Lester	Peggy A. Woods
Anita C. Licalsi

Sales & Service Representatives III

Raechel C. McClaskey/McClune	Donna A. Stenvik
Laurie J. Phillips	Melanie Swanson
LaNene D. Scott	Trena L. Sylvia
Viola Stroud	Carrie A. Van De Hei
Angela L. Wright

Lead Sales & Service Representatives

Philip M Ahlvin	A Bobette McKirgan
Rebecca Cameron	Tammy W Miller
Debra S. Davis	Tonya E Nehren
Barbara J Flaherty/Snell	Tamara Watts
Megan E Garzel	Temple M Wingfield
Eric Hoosier

Internet Technical Support & Repair Representative

Pamela A. Adams	Melinda O. Jacobson
Delores M. Allenbrand	Johnnie C. Knapp
Laura Castleman	Max Norvell
Diane R. Corbin	Lycra S. Pitts
Joyce Davis	Mary R. Reza
Andrew J. Garzel
Former ATU employees who remain continuously employed will receive grandfathered longevity. These employees will receive negotiated increases to the applicable base rate for the job classification. The longevity rate will then be added to the employee’s adjusted base wage.
This grandfathered longevity rate (base rate subject to increases, plus fixed longevity rate) will remain in effect through 11:59 pm on December 31, 2012, and thereafter the total amount of the base rate plus longevity as of that date shall be frozen until the negotiated rate meets or exceeds their frozen rate (wage + longevity).

Harold H Campbell	R C Peck
Judy M Clay	Mrunal R Phadnis
H Brad deMontfort	Viola Stroud
Warren G Hamilton	Victor F Vercher
Kim E Morrison	Michael W White
Jeffrey M Muller	Roy N Wilson

LETTER OF UNDERSTANDING — ACHIEVERS OF EXCELLENCE
ACS administers a program called “Achievers of Excellence” that provides recognition for employees who have exemplified the Company’s:
•	Values of ownership, performance, customer service, integrity, urgency and commitment, teamwork and individuality, social responsibilities, and responsibility and accountability;

•	Commitment to growing our number of loyal customers; and

•	Drive to compete as an integrated telecommunications provider.
The IBEW shares the Company’s goal of pursuing excellence and supports its members in demonstrating the Achievers of Excellence values, commitment and drive.
The Company and the Union acknowledge that terms and conditions of employment are a matter of collective bargaining for those workers represented by the IBEW. However, the parties also recognize that it can be an advantage in a high performance environment to recognize and reward exemplary performance promptly and in a manner that is appropriate under the circumstances.
Accordingly, the Union agrees that the Company may include the represented employees in the Achievers of Excellence program, subject to the following:
1)	Awards under the program may be in the form of cash, a gift (e.g., a gift card, a product, a recognition lunch, etc.), or time off (permission to leave work an hour early on a given day).

2)	Awards may not be made in excess of $250 in value to any individual represented employee without prior notice to and consent of the Union.

3)	An award may not be made to the same employee more than once in any calendar quarter.

4)	The issuance of any awards is within the Company’s discretion, although a recommendation for an award to a represented employee may come from within the represented workforce, from a customer, or from the IBEW leadership.

5)	The decision to issue or not issue an award shall not be subject to the grievance procedure, except that the Union may file a grievance at the Second Step of the Grievance Procedure if it has a good faith reason to believe the Company has administered the program in a manner that willfully discriminated against an employee for Union activity or in violation of Section 1.13 (Non-Discrimination).

6)	The Company will ensure that awards are made in a fair and impartial manner, and that employees across the bargaining unit are given consideration for awards on an equitable basis.

LETTER OF UNDERSTANDING — ENTERPRISE LINE OF BUSINESS
1. Enterprise Line of Business
1.1 The ACS Enterprise Line of Business (ELOB) is focused on serving large scale commercial, carrier and government customers. Provision of ELOB services requires an integrated program management structure to operate components that include a fiber optic cable connecting Alaska to the Contiguous United States (CONUS), a diverse fiber optic route between Anchorage and Fairbanks, an in-state fiber network to selected enterprise customer premise locations, and a Vendor operated Network Operations Center (NOC) in CONUS-based hosted facilities.
1.2 The Company’s Enterprise Business Plan is a strategic initiative to maintain revenue growth as traditional services, such as local exchange telephone services, may decline. The ELOB initiative also represents a significant opportunity for the Company’s represented workforce to develop new skills and enhance their professional capabilities and future employment opportunities. The parties are jointly committed to supporting the successful execution of the Enterprise Business Plan, while concurrently overseeing the skills upgrade and training of the represented workforce to enable them to be successful and participate in the Company’s growth.
2. Integrated Program Management Structure
2.1 The ELOB operates with a multi-location Integrated Network Management Center (I-NMC), linking the Company’s Network Operations Control Center in Anchorage (“Anchorage NOCC”) with the Nortel CONUS-based Network Operations Control Center (“Vendor NOC”). The Vendor NOC is a hosted facility, which includes access to redundant Vendor facilities in other CONUS locations. These hosted facilities can only be operated by Vendor’s employees (“Vendor Staff”). The I-NMC provides the essential business continuity, capabilities and best practices required by sophisticated Enterprise customers and is necessary to the success of the ELOB venture.
2.2 Achievement of uninterrupted network monitoring, trouble resolution and managed services offered by the I-NMC necessarily results in a sharing of certain defined responsibilities and job functions between the Anchorage NOC and the Vendor NOC. Such sharing involves work performed by Bargaining Unit members in Anchorage and accordingly requires the agreement and cooperation of the Union, as set forth in this Letter of Understanding (“LOU”).
3. Anchorage NOC
3.1 To support the functionality of the I-NMC, the Anchorage NOC will be fully equipped to provide access to the same systems and technical capabilities that are available in the Vendor NOC. This includes installation of the necessary equipment, such as software, servers and work stations in the Anchorage NOC.
3.2 The Anchorage NOC is staffed by represented employees of the Customer Support and Network Management Group (“ACS Staff”), a multi-skilled workforce trained to handle the following two primary areas of responsibility: (1) Managed Services for supporting enterprise customers, and (2) Network Operations..
4. Cooperative Sharing Arrangement.
4.1 Work currently performed by represented ACS employees falling under these shared responsibilities and the I-NMC is and shall remain Bargaining Unit work . The Union has entered into this cooperative sharing arrangement to facilitate the success of the Enterprise Business Plan and to provide opportunities to Bargaining Unit members to enhance their skill sets and enjoy more rewarding careers.
4.2 Pursuant to this LOU, ACS Staff and Vendor Staff, in jointly supporting the integrated functions of the I-NMC, will share the responsibilities for performing the monitoring, surveillance and performance management of the ACS network with regard to functions related to reporting, escalations, 1st level restoration, internal and external coordination. These shared responsibilities and the procedures for their implementation are documented in the Operations Plan, which has been furnished to the Union. This Operation Plan follows and implements the guidelines set forth below. The Company will notify the Union in advance and offer the opportunity for comment before making substantive modifications to the Operations Plan in the future. To the extent that the effect of any such proposed modifications would be to alter the terms of this LOU or negatively impact the Bargaining Unit, the Parties will reach mutual agreement prior to implementation of the changes.
5. Guidelines for the Multi-Location I-NMC
5.1 Staffing and Operations:
a.	The I-NMC will operate on a 7x24 basis, 365 days a year.

b.	It will be jointly staffed by Vendor Staff based in Vendor locations and Alaska-based ACS Staff. Both Vendor and ACS shall contribute staff for every shift and this multi-location team will jointly monitor the entire ACS network.

c.	ACS Staff assigned to the I-NMC shall be subject to the terms of the Collective Bargaining Agreement.

d.	Specific team size for every shift in the Anchorage NOC shall be determined by the Company.

e.	The Anchorage NOC will use the systems infrastructure (e.g. software, servers, work stations) provided by the Vendor.

f.	Operation of the I-NMC will follow detailed processes and procedures to be developed jointly by ACS and Vendor.

g.	ACS Staff will be trained and equipped to perform all essential I-NMC functions performed by Vendor staff, ensuring parity of skills within the team.
5.2 I-NMC Monitoring Activities:
a.	Support the ACS network, including wireline, wireless, internet, local, long distance, voice, data, submarine, terrestrial, various applications (e.g., voice mail, etc.) and other services, both within and outside of Alaska.

b.	Reactive fault management, which consists of:
i.	network alarm monitoring, and

ii.	1st level restoration.
c.	Fault escalations for restoration purposes to appropriate ACS Staff or network element Vendors (e.g., Nortel, Cisco, etc.) based on defined processes and procedures.

d.	Monitoring and reporting network change management activity and compliance with the Company’s current network change control policies and procedures.

e.	Monitoring and reporting of all outages, including the reporting of progress, internal and third party coordination, resolution escalations as appropriate, etc.

f.	Serving as a point of contact for Lawful Intercept requests from law enforcement, including any Emergency Call Tracing, as authorized by the Company’s legal department or pursuant to established ACS policies and procedures.

g.	Maintaining familiarity with and adherence to customer Service Level Agreement (“SLA”) service levels and monitoring of customer specific solutions (e.g., E911, etc.), in order to escalate problems immediately within ACS.
5.3 Call Outs:
a.	Call outs of Tier 3 Staff or other ACS resources necessary to address customer initiated trouble calls shall primarily be made by the ACS Customer Support and Network Management Group or by the ACS dispatch function, as warranted.

b.	If circumstances arise where the Vendor NOC becomes aware of a need to initiate a call out to address customer initiated trouble calls the Vendor Staff will report the need to the Anchorage NOC. Only in a service affecting situation when the Anchorage NOC is unable to make the call out, for whatever reason, will the Vendor NOCC attempt to contact ACS Tier 3 Staff directly.

c.	All “call outs” will be executed in a manner necessary to meet SLAs and consistent with safe working procedures.

d.	Call outs for non customer initiated trouble calls will be made by the I-

NMC staff of either the Vendor or ACS.
5.4 Catastrophic Failures:
a.	In the case of a catastrophic failure of the Anchorage NOC, the Vendor NOC shall become the primary NOC with all responsibilities of reporting any outages or system failures, escalations, internal and external coordination of the total ACS network.

b.	In the case of a catastrophic failure of the Vendor NOC, the Anchorage NOC may be assigned some or all of the Vendor NOC responsibilities or may work with a back-up Vendor NOC if necessary.
5.5 ACS Customer Support and Network Management Group:
a.	Staff the Anchorage NOC for performing the functions described above.

b.	Perform the responsibilities of Tier 2 Trouble Resolution and Managed Services Desk.
6. Training and Development of ACS Staff
6.1 ACS views network monitoring as a core competency. Accordingly, the Company shall train and maintain the skills to effectively perform network monitoring activities as a long-term part of its Enterprise Business Plan.
6.2 The Company shall develop and maintain a Comprehensive Training Program to provide the necessary training and certifications for Bargaining Unit employees assigned to the Customer Support and Network Management Group. It is understood that ongoing training on Enterprise customer requirements, including SLA’s and new services, technologies, and equipment needed to serve these customers, will be covered under the training program.
6.3 ACS shall invest no less than $250,000 per year for 2010 and 2011 for the Comprehensive Training Program and other training for Bargaining Unit employees in the Network functional area, which includes the Customer Support and Network Management Group. The Company will meet with the Union annually, on or before March 1 of each year, to provide an overview of the Comprehensive Training Program and such other training planned for the Network functional area.
6.4 These training programs will be designed to provide the Bargaining Unit employees with the skills needed to support the Company’s current and potential new lines of business, respond to technology changes and expand employment opportunities for the represented workforce.
6.5 The Company agrees that no represented ACS employee will lose employment as a result of this sharing of responsibilities and the necessity of any work being performed by such Vendor NOC. Further, ACS Staff will be maintained at a level that permits adequate staffing of the Anchorage NOC and supports the training and development commitments to the employees.
7. Subcontracting
7.1 Terrestrial cable-related construction and maintenance activities in Alaska will be governed by the relevant provisions of the Collective Bargaining Agreement. This includes right of way clearing, installation of power to the structures or in the structures, for telecommunications cable and equipment design and installation up to the demarcation at the SONET Interface to the Submarine Line Terminating Equipment (SLTE).
8. Implementation, Interpretation and Dispute Resolution
This LOU represents the parties’ full and final agreement addressing issues arising from the development, design, construction and operation of the ELOB.
This LOU does not expand the scope of Bargaining Unit work.
All terms in this LOU shall be construed and interpreted under the framework of the Collective Bargaining Agreement. However, to the extent that any specific provision of this LOU is inconsistent with the terms of the Collective Bargaining, this LOU shall control.
To facilitate prompt resolution of any disputes arising under this LOU, a grievance related to and arising under the terms of this LOU may be brought at the second step of the grievance procedure.
For purposes of this LOU “1st level restoration” is defined as the initial process of remote fault clearing, problem resolution and device restoration. Examples include circuit resets, software reloads, processor activity switch, protect patch switch, etc.
The parties agree to meet and resolve outstanding issues relating to all Cable Landing Stations in Alaska (Whittier, Valdez and Lena Point) by September 30, 2009.

SIGNATURE PAGE
Approved by:

Alaska Communication System	International Brotherhood of Electrical Workers

/s/ Liane J. Pelletier	/s/ Larry W Bell

Liane J. Pelletier	Larry W Bell, Business Manager and
CEO and President	Financial Secretary
Date: 2/25/2010	IBEW Local 1547
Date: 2-19-10

ALPHABETICAL INDEX

Network Engineer III Classification	30
401(k) Savings Plan	65
Alchohol Abuse	35
Alternate Schedules
Alternative Regular Lunch Schedules	44
Five Day — Ten Hours Workweek	47
Floater Position	46
Four Day — Ten Hour Workweek	46
Nine Day — Eighty Hour Workweek	46
Alternate Workweek	46
Alternate Workweek and Workdays	45
Alternative Regular Lunch Schedules	44
Amendment of Agreement	2
Annual Performance Evaluation Program	24
APPENDIX I — WAGE STRUCTURE	71
Apprentice	20
Ratio to Journeyman	20
Temporary	20
Temporary Frame Apprentices	20
Apprenticeship Training	65
Arbitration	11
Bargaining Unit Seniority	23
Benefits
401(k) Savings Plan	65
Communications Services	66
Hardship and Benevolent Fund	67
Health and Welfare Plan	64
Long Term Disability Income Insurance Plan	66
Money Purchase Pension Plan	65
Movement of Monies	66
Retirement	29, 65
Survivor Income Benefits	65
Bereavement Leave	61
Bid Committees	15
Bulletin Boards and E-Mail	8
Bumping Rights	32
Call-Out Pay	50
Chief Shop Steward(s)	8
Classification Committee	18
Climbing Safety During Long Periods of Extreme Cold	41
Communication Services	66
Complaint Procedure	10
Compliance with Company Work Rules	35
Continuous Service Date	23
Core Business Times	28
Definitions
Foreman	37, 79
Job Share	19
Regular Employees	18
Regular Part-Time Employees	18
Definitions and Presentation of Grievances	10
Designation of Employees	18
Regular	18
Regular Part-Time	18
Temporary	18
Discipline	12
Removal of Disciplinary Actions	13
Termination of Employment	13
Distribution of Overtime	51
Dress Code	35
Drug Testing	35
Dues Deduction	7
Eight-Hour Break	48
Emergency Leave	60
Employee Safety Performance Targets and Measures	41
Failure to Meet	42
Exit Incentive Program	33
Familiarization Period after Promotion or Lateral Move	23
Family Members	24
Five Day — Ten Hours Workweek	47
Flexible Time Off (FTO)
Accrual Limits	58
Accrual Rate Increases	58
Annual Scheduling of	29, 59
Cash in of	62
The 20% Rule	59
Flex-Time	47
Floater Position	46
Foreman	37
General Foreman	37
Line Foreman	39
Project Foreman	39
Supervisory Numbers	37
Four Day — Ten Hour Workweek	46
FTO	See Flexible Time Off (FTO)
General Foreman	37
Compensation	38
Grievance Procedure	10
Arbitration	11
Step One	11
Step Two	11
Health and Welfare Plan	64
for Part-Time Employees	19
for Temporary Employees	19
Reimbursement of Shop Steward premiums	64
High Time	51
Holidays	56
IBEW Hardship and Benevolent Fund	67
Incidental Illness
Call-In Procedures	60
Requirement for Doctor’s Certification	60, 61
Incidental Time Off Requests	59
Inclement Weather	43

Indemnification	7
IP Engineer
Retirement	29
Shifts and schedules	27
Wage Rates	28
Work Out of Classification	27
Workweek and Workday	27
IP System Engineers	27
Job Awards	15
Job Bidding	15
Non-Rep to Rep	15
Temporary Employees	15
Waivers	15
Job Classifications	17
Job Notice	15
Job Posting	15
Job Share
Definition of	19
Flexible Time Off (FTO)	19
Health and Welfare Benefits	19
Holidays	19
Participation in Lieu of Layoff	32
Termination, Promotion, or Transfer During	19
Jury Duty	61
Language Code	35
Lateral Transfers	16
Layoff Procedure
Job Share	32
Layoff Procedure	32
Bumping Rights	32
Layoff Allowance	86
Notice of	32
Reassignments Within Company	32
Recall Rights	32
Seniority Dates	32
Severance Freeze	86
Leave
Emergency Leave	60
Long-Term Leave of Absence	60
Military Leave	62
Short-Term Leave of Absence Without Pay	60
Line Foreman	39
Lockers	70
Long Term Disability
Income Insurance Plan	66
Management Rights	6
Meal Allowance	48
Call Out	48
Contiguous to Shift	48
Within Regular Service Area	49
Meals	53
Military Leave	62
Money Purchase Pension Plan	65
Movement of Monies	66
Moving Expenses 33, See Relocation Provisions
NECA Temporary Employees	19
in Remote Locations	21
Work Out of Classification	30
Negotiations Upon Expiration of Contract	2
New Technology	5
Nine Day — Eighty Hour Workweek	46
No Layoff Clause	31
No Out-Of-State Job Transfer	22
Non-Consecutive Days Off
IP Engineers	28
Non-Discrimination	5
Overtime
Call-Out Pay	50
Distribution of	51
Holiday work	50
Overtime Lists	51
Pay Rates for Overtime	50
Pyramiding Prohibited	50
Scheduled Seventh Day	50
Part-Time Employees
Definition of	18
Health and Welfare Plan	19
Pay upon Termination	69
Paydays	69
Personal Vehicles	70
Political Action Committee Fund	7
Probationary Employees	23
Project Foreman	39
Pyramiding Prohibited	50
Recall Rights	32
Recognition	3
Relief	47
Relocation Provisions	33
Family Transportation	33
House Hunting	34
Temporary Living Assistance	34
Time Off During	34
Rest Periods	48
Retirement	65
Return to Work	63
Safety	40
Appropriate Dress	35
Climbing Safety	41
Devices	40
Employee Safety Performance Targets and Measures	41
Manholes	40
Responsibilities	41
Safety Committee	41
Safety/Training Meetings	40
Standards	40
Safety Inclement Weather	43
Salaried Employees
General Foreman	38
General Lead	38

IP Engineers	27,28
Sales and Service Representative (SSR)	25
Shift Bidding	25
Scope of Agreement	2
Seniority
Bargaining Unit Seniority (Seniority)	23
Continuous Service Date	23
Seventh Scheduled Day Overtime	50
Severance Freeze	86
Shift Bids	44
Shift Differential	47
Shifts and Schedules
Changes to	45
Foremen	44
Posting of	45
Shift Bids	44
Standby
and the Overtime List	51
Offer of	51
Requirement to Respond	51
Scheduling of	51
Statutory Permits, Certificates and Licenses	35
Strikes, Lockouts & Picket Lines	7
Substance Abuse	35
Summer Student Hires	21
Pay Rate	21
Supplemental Sick Pay (SSP)	63
Supplemental Workers Compensation	62
Survivor Income Benefits	65
Table of Contents	ii
Temporary Employees
Acting Assignments	30
Apprentice	20
Distribution of Overtime	52
Frame Apprentice	20
Health and Welfare Plan	19
Job Bidding	15
NECA	19
Personal Holidays	57
Summer Student Hires	21
Term of Agreement	2
Time Changes	48
Tools	70
Training
for Frame Apprentices	20
IP Engineer	27
Training Poisitions	16
Transfer of Work	22
Transportation
Personal Vehicles	70
Travel Expenses
NECA per diem	21
Travel for Training	53
Travel to Perform Work	54
Union Business Representative	8
Union Duty	9
Union Right to Discipline Members	9
Union Security	7
Unscheduled Absence	60
Requirement for Doctor’s Certification	61
Use of Company’s Time, Equipment or Material	35
Vendor Agents	5
Wages
Engineer (Salaried)	28
Extended Hours for Salaried IP Engineers	28
General Foreman	38
Increases	69
Pay Upon Termination	69
Paydays	69
Rates	50
Student Summer Hires	21
Weather Conditions
Climbing During Extreme Cold	41
Inclement Weather	43
Work Out of Classification
Acting Foremen	30
IP Engineer	27
Management Positions	31
Management Positions	27
NECA Temps and	30
Pay	30,31
Pension	30
Sr. Clerical Specialists	31
Step Increases During	30
Work performed on a Holiday	50
Work Week	44
Workday	44
Eight-Hour Break	48
Rest Periods	48
Time Changes	48
Workers Compensation, Supplemental	62